UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
TUTOR PERINI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TUTOR PERINI CORPORATION
15901 Olden Street
Sylmar, California 91342
April 12, 2024
Dear Shareholder:
You are cordially invited to attend the Tutor Perini Corporation 2024 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 22, 2024 at 11:30 a.m., Pacific Time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of 2024 Annual Meeting of Shareholders and proxy statement.
Your vote is very important to us. We hope that you are able to participate, either by voting during the meeting or by other acceptable means as described in the attached proxy statement.
Thank you for your ongoing support of Tutor Perini Corporation.

Sincerely,

Ronald N. Tutor
Chairman & Chief Executive Officer

TUTOR PERINI CORPORATION
15901 Olden Street
Sylmar, California 91342
NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 22, 2024

TIME:	11:30 a.m., Pacific Time

LOCATION:	15901 Olden Street, Sylmar, California 91342

MEETING AGENDA:
1.Elect each of the nine directors named in the accompanying proxy statement to serve until the 2025 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;
2.Ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2024;
3.Approve the compensation of the Company’s named executive officers on an advisory (non-binding) basis;
4.Approve amendments to the Company’s Amended and Restated Articles of Organization and our Amended and Restated By-Laws to adopt a majority voting standard for uncontested elections of directors; and
5.Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE:
Only shareholders of record at the close of business on March 25, 2024 (the “Record Date”) are entitled to notice of, to participate in and to vote at the Annual Meeting and any postponement or adjournment thereof.

PROXY VOTING:
Your vote is very important. We urge you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares over the Internet at www.proxyvote.com, or if you requested to receive printed proxy materials, via your enclosed proxy card or telephonically by dialing 1-800-690-6903. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if you request them to do so, they will provide you a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted. Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting.

By order of the Board of Directors,

Anthony C. Fiore, Corporate Secretary
April 12, 2024
Sylmar, California
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 22, 2024: The proxy statement and 2023 Annual Report are available at http://investors.tutorperini.com/events-calendar/proxy-voting.

TUTOR PERINI CORPORATION
15901 Olden Street
Sylmar, California 91342
PROXY STATEMENT
April 12, 2024
INTRODUCTION
This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Tutor Perini Corporation (the “Company,” “Tutor Perini,” “TPC,” “we,” “us” or “our”) of proxies for use in voting at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 22, 2024 at 11:30 a.m. Pacific Time, and any adjournment or postponement thereof. Only shareholders of record as of the close of business on March 25, 2024 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, the Company had 52,284,162 shares of common stock outstanding. Each share of common stock is entitled to one vote.
At the Annual Meeting, our shareholders will consider and vote on the following matters:
•Proposal 1, for the election of each of the nine nominees for director named in this proxy statement, requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election. You may vote FOR any or all director nominees or WITHHOLD your vote from any or all of the director nominees.
Our Board recommends a vote FOR the election of each director nominee.
•Proposal 2, for ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors for 2024, requires the affirmative vote of the holders of a majority of the votes cast on the proposal.
Our Board recommends a vote FOR the ratification of the appointment of Deloitte as independent auditors.
•Proposal 3, for approval on an advisory (non-binding) basis of the compensation paid to the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis” in this proxy statement and the executive compensation tables and related narrative discussion that follow. Approval of the proposal requires the affirmative vote of a majority of the votes cast on the proposal. Although this proposal is advisory in nature, which means that the vote is not binding upon the Company, as they have in past years, the Board and the Compensation Committee will consider our shareholders’ vote on this proposal when setting our executive compensation program.
Our Board recommends a vote FOR the approval of our executive compensation as reported in this proxy statement.
•Proposal 4, for approval to amend the Company’s amended and restated Articles of Organization (the “Articles of Organization”, or “Articles”) and the Company’s amended and restated By-Laws (the “By-Laws”) to adopt a majority voting standard for uncontested elections of directors, requires the affirmative vote of at least two-thirds of our outstanding shares entitled to vote.
Our Board recommends a vote FOR the amendments to our Articles of Organization and By-Laws to adopt a majority voting standard for uncontested elections of directors.

On or about April 12, 2024, proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, are expected to be made available over the Internet to shareholders entitled to vote at the Annual Meeting. The proxy materials may be accessed by visiting http://investors.tutorperini.com/events-calendar/proxy-voting.

INFORMATION REGARDING THE ANNUAL MEETING
Attending the Annual Meeting
Shareholders of record or beneficial owners of our common stock as of the Record Date are entitled to participate in and vote at the Annual Meeting. Shareholders of record may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting. Seating and parking are limited. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.
If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement, a copy of the Notice of Internet Availability of Proxy Materials or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission.
Proxies and Voting Procedures
In advance of the Annual Meeting, you may vote your shares over the Internet at www.proxyvote.com, as discussed in the Notice of Internet Availability of Proxy Materials or printed proxy materials, as applicable, mailed to shareholders of record. In addition, if you requested to receive printed proxy materials, you may vote your shares via your enclosed proxy card or telephonically by dialing 1-800-690-6903. Proxies submitted via the Internet or by telephone must be received by 8:59 p.m., Pacific Time on May 21, 2024. You may request a printed copy of the proxy materials by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.

If the shares you own are held in “street name” by a bank or brokerage firm, you are considered the “beneficial owner” of such shares, and your bank or brokerage firm will provide you a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted. In order to vote your shares, you must follow the voting instructions forwarded to you by, or on behalf of, that organization. Brokerage firms, banks and other fiduciaries or nominees are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct your broker, bank or other nominee or fiduciary how to vote, and you are also invited to attend the Annual Meeting. Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting. We encourage you to provide instructions to your broker, bank or other nominee or fiduciary to vote your shares. Since a beneficial owner is not the record shareholder, you may not vote the shares in person at the Annual Meeting, unless you obtain a legal proxy from the broker, bank or other nominee or fiduciary that holds your shares giving you the right to vote the shares at the meeting.
Electronic Availability of Proxy Statement and 2023 Annual Report
As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2023 Annual Report available to shareholders electronically via the Internet at http://investors.tutorperini.com/events-calendar/proxy-voting. On or about April 12, 2024, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2023 Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials, unless you request one by following the instructions contained in the notice. We believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need and reduces the environmental impact of our Annual Meeting.
Quorum
The presence, in person or by proxy, of outstanding shares of common stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

Abstentions and Broker Non-Votes
An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as the shares being present.
If your shares are held for you in “street name” (i.e., you own your shares through a brokerage, bank or other institutional account), you are considered the beneficial owner of those shares, but not the record holder. This means that you vote by providing instructions to your broker rather than to the Company. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but they are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote.

Abstentions and broker non-votes are not considered as votes cast and will have no effect on the outcome of the votes on the election of the nominees for director, the ratification of the appointment of Deloitte as the Company’s independent auditors or the advisory (non-binding) vote to approve the compensation paid to the Company’s named executive officers. However, abstentions and broker non-votes will have the effect of votes “against” the proposal to amend our Articles of Organization and our By-Laws to adopt majority voting of directors in uncontested elections.
Proxy Solicitation
In addition to solicitation by mail, our directors, officers and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company also has retained the services of Alliance Advisors, LLC to assist as needed in the proxy preparation, review and solicitation process for a fee of up to $14,000 plus reimbursement of certain out-of-pocket costs. Furthermore, we pay the cost of soliciting proxies, which may include the reimbursement of brokers’, banks’ and other nominees’ expenses for sending proxy materials and obtaining voting instructions from their customers.
Revocation of Proxies
If you execute and return a proxy or vote via the Internet or telephonically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by providing written notice to our Corporate Secretary, by the subsequent execution and delivery of another proxy, or by voting during the Annual Meeting. Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and you must, instead, follow the directions provided by your broker to change those instructions.
Adjournments and Postponements
In accordance with our By-Laws, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting. Additionally, the Annual Meeting may be postponed and rescheduled by the Board. There may be no notice of the time, date and place of the adjourned meeting, other than by announcement made at the Annual Meeting, regardless of whether or not a quorum is present. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS
The Board, based on the recommendation of the Corporate Governance and Nominating Committee, proposed that the following nine nominees, including Shahrokh (“Rock”) Shah who is a new director nominee, be elected at the Annual Meeting, each of whom will serve until the 2025 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, or his or her earlier death, resignation, removal or disqualification. Except for Mr. Shah, each of the nominees is currently a director of the Company and was most recently elected at the 2023 Annual Meeting of Shareholders. Michael R. Klein, who has served as a director of the Company since 1997, will be retiring as of the Annual Meeting and will not stand for re-election. Mr. Shah was recommended to the Corporate Governance and Nominating Committee by an independent director.
The following individuals are the nominees for election to the Board:

Name	Age	Director Since	Independent
Ronald N. Tutor	83	1997
Peter Arkley	69	2000	✓
Jigisha Desai	57	2021	✓
Sidney J. Feltenstein	83	2013
Robert C. Lieber	69	2014	✓
Dennis D. Oklak	70	2017	✓
Raymond R. Oneglia	76	2000	✓
Dale Anne Reiss	76	2014	✓
Shahrokh (“Rock”) Shah	68	Nominee	✓
The Board has determined that seven out of the nine nominees are independent. Detailed information about the Board’s determination of director independence is provided in the section titled “Director Independence.”
The principal occupation, business experience and educational background of each director nominee are set forth below:
Ronald N. Tutor has served as our Chief Executive Officer (“CEO”) since March 2000, as Chairman of the Board since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman of the Board, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008. He is a Life Trustee of the Board of Trustees of the University of Southern California. With over 20 years at the Company and over 60 years in the industry, Mr. Tutor brings to the Board an industry acknowledged leadership role and in-depth knowledge of our Company and the construction industry. Mr. Tutor holds a Bachelor of Science in Finance from the University of Southern California. As previously announced, effective January 1, 2025, Mr. Tutor will transition from CEO to the role of Executive Chairman and is expected to serve in that role through December 31, 2026.
Peter Arkley has served as a director since May 2000. He is currently President, National Brokerage at Alliant Insurance Services, Inc. (“Alliant”), a leading insurance and bonding brokerage firm, a position he has held since April 2024. Previously, he served as President of Alliant Retail Property and Casualty, which encompasses a nationwide footprint and 15 specialty insurance operations, from March 2022 to April 2024. Mr. Arkley also served as President of Alliant Specialty Group from April 2017 to March 2022 and Senior Managing Director, Construction Services Group of Alliant from June 2011 to April 2017. Before joining Alliant, Mr. Arkley was the Chairman and Chief Executive Officer of Aon Construction Services Group, a global insurance broker servicing the construction industry, for 18 years. He has extensive knowledge and expertise in insurance and surety and provides the Board insight on risk management and financial services. Mr. Arkley holds a Bachelor of Science in Finance from Wagner College.
Jigisha Desai has served as a director since December 2021. Most recently, Ms. Desai held the position of Executive Vice President and Chief Strategy Officer at Granite Construction Incorporated (“Granite”), a prominent heavy civil infrastructure construction company, from January 2021 to December 2021. Her association with Granite dates to 1993, where she served in several key roles throughout her 28-year tenure, including as Senior Vice President and Chief Financial Officer from July 2018 to January 2021, Vice President of Corporate Finance and Treasurer from September 2013 to July 2018, Vice President and Treasurer from January 2007 to September 2013, and various other financial management roles. Since July 2020, Ms. Desai has served as a director of 1st Capital Bank, a publicly traded regional community bank. Ms. Desai previously served as a director and Audit Committee Chair of QualTek Services, Inc., a publicly traded infrastructure services provider, from February 2022 to December 2022 and a director of ElementUS Minerals, a privately held company, from January 2022 to January 2024. Ms. Desai holds the designation of Certified Treasury Professional and is an active member of the Association of Financial Professionals. She holds a Bachelor of Science in Accounting from the University of Houston and a Master of Business Administration in Corporate Finance from Golden Gate University. Ms. Desai is also an alumna of the Advanced Management Program and Women Executives on Boards from Harvard Business School. She also has a Certificate in Cyber Risk Governance and a Qualified Risk Director designation from the DCRO Institute.
Sidney J. Feltenstein has served as a director since November 2013. Mr. Feltenstein has served as a Partner of DIA Equity Partners, a private equity firm, since April 2022. In addition, he served as a Senior Operating Partner of Sentinel Capital Partners, an American private equity firm focusing on mid-market companies, from February 2010 to June 2023. He retired in February 2003 from the roles of Chairman and Chief Executive Officer of Yorkshire Global Restaurants, Inc., the holding company for A&W Restaurants and Long John Silver’s, which he founded in 1994. Mr. Feltenstein serves as a director of The HoneyBaked Ham Company, TGI Fridays and Bright Star Health Care, all of which are privately held companies. In addition, he is a former Trustee and Audit Committee Chairman and is currently an Overseer and Trustee Emeritus of Boston University, and is a Trustee of One Family Health, both of which are non-profit organizations. Mr. Feltenstein brings extensive operational and marketing management expertise to the Board through various positions held over his career and through his experience as a director of other public and private companies. Mr. Feltenstein holds a Bachelor of Arts in Communications from Boston University.
Robert C. Lieber has served as a director since August 2014. Mr. Lieber is the Executive Managing Director of Island Capital Group LLC, a leading international real estate merchant bank, and of C-III Capital Partners LLC, a fully-diversified asset management and commercial real estate services company, of which Island Capital Group LLC is the controlling parent. He joined the firm in July 2010, after having served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development. Mr. Lieber also has served as a member of the Board of Directors of Resource REIT, Inc. (previously Resource Real Estate Opportunity REIT, Inc.), a public non-traded real estate investment trust, since February 2018. In addition, he served as Chief Executive Officer (but not a director) of Exantas Capital Corp. (now known as ACRES Commercial Realty Corp.), a publicly traded real estate investment trust, which was managed by a subsidiary of C-III Capital Partners LLC, from September 2016 to August 2020. Mr. Lieber brings to the Board extensive expertise and insight into financial and political matters pertaining to real estate and infrastructure development projects, gained through his experience in the financial and governmental sectors. Mr. Lieber holds a Bachelor of Arts from the University of Colorado and a Master of Business Administration from the Wharton School of the University of Pennsylvania.
Dennis D. Oklak has served as a director since May 2017. Mr. Oklak served as Chief Executive Officer of Duke Realty Corporation, a publicly traded real estate investment trust focused on industrial and office properties, from April 2004 to December 2015 and served as Director from April 2004 and Chairman of the Board of Directors of Duke Realty Corporation from 2005 until April 2017. Mr. Oklak serves as Lead Independent Director of Xenia Hotels and Resorts, a publicly traded lodging real estate investment trust, on whose Board of Directors he has served since February 2015. He also has served as Non-Executive Chair of the Board of Managers of ITR Concession Company LLC, lessee of the Indiana Toll Road, since March 2016. Mr. Oklak serves as Chair of the Board of the Eskenazi Health Foundation, a non-profit organization. Mr. Oklak contributes to our Board expertise in real estate, construction, consulting, operations, development and executive leadership, as well as finance, accounting and auditing expertise from nine years at Deloitte prior to joining Duke Realty Corporation. The Board also values his experience as a chief executive officer and a public company director. He holds a Bachelor of Science from Ball State University.
Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has served as Vice Chairman of the Board of Directors of O&G Industries, Inc. (“O&G”), a Connecticut corporation engaged in the construction industry, which celebrated its 100th year in business in 2023. Before his appointment as Vice Chairman in 1997, Mr. Oneglia served in various operating and administrative capacities with O&G since 1970. Mr. Oneglia received Engineering News-Record New England’s 2023 Legacy Award in recognition of his lifetime of service to the construction industry. Mr. Oneglia’s more than 50 years of experience at O&G allow him to contribute an in-depth industry perspective to the Board. Mr. Oneglia holds a Bachelor of Science from Union College.
Dale Anne Reiss has served as a director since May 2014. Ms. Reiss served as Senior Partner at Ernst & Young LLP, and its predecessor Kenneth Leventhal & Company, for over 25 years, where she was the Global and the Americas Director of Real Estate, Hospitality and Construction from 1995 until her retirement in 2008. Ms. Reiss has served as Managing Director of Artemis Advisors LLC, a real estate restructuring and consulting firm, since June 2008 and as Senior Managing Director of

Brock Capital Group LLC, a boutique investment bank, and as chairman of its affiliate, Brock Real Estate LLC, both since December 2009. Ms. Reiss serves as a director, Chair of the Nominating and Governance Committee, and member of the Audit Committee of DigitalBridge Group, Inc., a publicly traded global digital infrastructure and investment management firm, since June 2019 and as a director and Chair of the Audit Committee of Starwood Real Estate Income Trust, a public non-traded real estate investment trust, since November 2017. Ms. Reiss was formerly a director, Chair of the Audit Committee and member of the Nominating and Governance Committee of iStar Inc., a publicly traded real estate investment company, from July 2008 to May 2019, and previously served on the boards of Post Properties, CYS Investments, Inc., and Care Capital Properties, Inc. prior to 2019. She is a governor of the Urban Land Institute Foundation, a non-profit organization, where she previously served as a member of its Board of Directors. Ms. Reiss brings to the Board extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms, and her experience as a director of other public and private companies. Ms. Reiss holds a Bachelor of Science from the Illinois Institute of Technology and a Master of Business Administration from the University of Chicago. She is a Certified Public Accountant.
Shahrokh (“Rock”) Shah is a new nominee for director. Mr. Shah recently retired after serving for more than 37 years at BMO, a leading North American bank, most recently as Managing Director and Group Head of the Engineering & Construction Group at BMO Bank, a role in which he served from August 2010 to February 2024. Prior to that, Mr. Shah served as Managing Director and Group Head of the Engineering & Construction Group at BMO Capital Markets from February 2000 to July 2010, and in other roles at BMO prior to that. Since 2020, Mr. Shah has served on the Board of Directors of the private company, Pernix Group, Inc., including as Chair of its Audit Committee, and a member of its Executive Committee, Compensation Committee and Government Security Committee. In addition, he has served on the advisory board of the private company, Anvil Builders, Inc. since 2016. Mr. Shah holds a Chemical Engineering degree from the University of Toronto and a Master of Business Administration degree from Queen’s University in Kingston, Ontario. He is a registered Professional Engineer.
Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of each of the director nominees to hold office until the 2025 Annual Meeting of Shareholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification. Each nominee has consented to being named in this proxy statement and, if elected, each nominee has consented to serve as a director until his or her successor is duly elected and qualified, or until their earlier death, resignation, removal or disqualification. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board, or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified or reduce the size of the Board.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.
INFORMATION ABOUT THE BOARD OF DIRECTORS
Board Composition
The Board currently consists of nine directors, all of whose terms expire upon the election of their successors at the Annual Meeting and upon their successors’ earlier election and qualification, or until their earlier death, resignation, removal or disqualification. As further described below, the Board and the Corporate Governance and Nominating Committee are mindful of the benefits of periodic Board refreshment and are committed to identifying the most qualified director candidates who can make a significant contribution to the Board. The Board believes that its current members possess a strong mix of skills, experience and attributes that are beneficial to the Company and our shareholders.
Effective September 8, 2008 upon completion of the merger between Perini Corporation (“Perini”) with Tutor-Saliba, the Company entered into a shareholders agreement (as subsequently amended, the “Amended Shareholders Agreement”) with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini. Under the Amended Shareholders Agreement, Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate one nominee for election as a member of the Board (and thereafter, for nomination for election), so long as Mr. Tutor and the trusts he controls (the “Tutor Group”) own at least 11.25% of the outstanding shares of the Company’s common stock. For more information, see “Certain Relationships and Related Party Transactions—Amended Shareholders Agreement.” Mr. Tutor elected to exercise his right to designate one nominee to the Board in November 2013, when he designated Mr. Feltenstein for nomination and election to the Board. The Corporate Governance and Nominating Committee reviewed Mr. Feltenstein’s qualifications and his appointment to the Board was unanimously approved by the Board.
Board Refreshment
The Board recognizes the benefits of periodically refreshing its membership, taking into account the importance to the Company and its shareholders of both continuity and new perspectives. Within the past two years, two long-time directors have departed from the Board (one who did not stand for re-election and the other due to his untimely death). In addition, Mr. Klein recently notified the Board that he will be retiring from the Board effective at the Annual Meeting, following 27 years of Board service with the Company. In 2021, the Board added Ms. Desai, and the Board is now nominating Mr. Shah. The Board remains actively engaged in identifying additional highly qualified candidates in anticipation of further refreshment of its membership over the next several years. To assist the Board in this process, the Corporate Governance and Nominating Committee has retained Spencer Stuart, an executive search consulting firm, to help identify and assess potential candidates who would enhance the expertise and overall composition of the Board. The Board and Corporate Governance and Nominating Committee strive to develop a diverse pool of candidates, including consideration of each candidate’s professional experience and individual background and perspectives.
Director Independence

The Board and the Corporate Governance and Nominating Committee annually assess its directors’ independence, pursuant to Section 303A of the NYSE Listed Company Manual. As of its most recent assessment, the Board has affirmatively determined that the following current Board members are independent directors: Mr. Arkley, Ms. Desai, Mr. Klein, Mr. Lieber, Mr. Oklak, Mr. Oneglia and Ms. Reiss. The Board also affirmatively determined that Mr. Shah, who is being nominated for election to the Board, is an independent director. In addition, Michael F. Horodniceanu, who passed away in June 2023 was also determined to be an independent director while he served on the Board during 2023. In making its determination of independence, the Board considered each director’s relationship with the Company and its management. The Board also broadly considered all relevant facts and circumstances when assessing the materiality of each of the director’s relationships with the Company. The Board considered a broad range of possible relationships, including, among others, commercial, industry, banking, consulting, legal, accounting, charitable and familial.
As part of its review, the Board considered the Company’s business relationships with firms currently or previously affiliated with Mr. Arkley, Mr. Oneglia, and Mr. Shah, and concluded that those relationships were not material and, therefore, the directors and the director nominee are independent.
A summary of the Board’s analysis follows:
•With respect to Mr. Arkley, the Board considered the relationship between the Company and Alliant, of which Mr. Arkley is currently, President, National Brokerage, at Alliant Insurance Services, Inc., has previously served as the President of Alliant Retail Property and Casualty from March 2022 to March 2023, and as President of Alliant Specialty Group from April 2017 to March 2022. Consistent with NYSE Listed Company Manual Section 303A.02(a), the Board determined that the Company’s relationship with Alliant did not impact Mr. Arkley’s independence from Tutor Perini because of the following: (1) services provided by Alliant are supplied to Tutor Perini on terms similar to Alliant’s other clients; (2) income generated by Alliant for services provided to Tutor Perini are not material to Alliant’s U.S. or consolidated operations; (3) Mr. Arkley is not personally involved in the management of Alliant’s services provided to the Company; (4) Mr. Arkley recuses himself on all Board decisions regarding insurance; (5) Mr. Arkley does not have the authority to unilaterally negotiate Alliant’s fees charged to the Company; (6) commissions paid by the Company are a) established by arrangements negotiated between Alliant and insurance carriers, b) applied uniformly to all of Alliant’s customers and c) publicly disclosed; and (7) remuneration paid to Mr. Arkley for his role at Alliant is not directly tied to the Company’s use of Alliant’s services.
Additionally, in determining Mr. Arkley’s independence, the Board considered, as it does for all of its directors, the qualitative and quantitative factors in NYSE Listed Company Manual Section 303A.02(b) and determined that none of these factors impacted Mr. Arkley’s independence:
i.whether the director was employed by the Company in the last three years or has an immediate family member who was an executive officer of the Company in the last three years;

ii.whether the director or an immediate family member accepted compensation from the Company in excess of $120,000 during any 12 consecutive months in the last three years, other than remuneration for services provided as a director;
iii.whether a) the director is a partner or employee at the Company’s auditor, b) the director has an immediate family member who is a partner of the auditor, or who is an employee of the auditor and works on the Company’s audit, or c) the director or immediate family member was a partner or an employee of the auditor in the last three years and worked on the Company’s audit;
iv.whether the director or an immediate family member is or has been in the last three years an executive officer of another entity where any of the Company’s executive officers served on the other entity’s compensation committee at the same time; and
v.whether the Company made or received payments in the last three years in excess of the greater of 2% of the counterparty’s gross revenue and $1 million to an organization where a director is an employee or has an immediate family member that is an executive officer.

Finally, the Board considered other qualitative factors, including those that could result in only the appearance of a lack of independence, and concluded that Mr. Arkley is independent in both fact and appearance, and that Mr. Arkley does not and will not have a direct or indirect material interest in Alliant’s transactions with the Company.
•For Mr. Oneglia, the Board considered the relationship between O&G, of which Mr. Oneglia is Vice Chairman of the Board of Directors and a shareholder, and Tutor Perini, including the construction joint venture between Tutor Perini and O&G. The Board determined that the existing joint venture arrangement does not impact Mr. Oneglia’s independence from Tutor Perini because of the following: (1) the joint venture is formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business; (2) Mr. Oneglia recuses himself on all Board decisions related to the joint venture between the Company and O&G; (3) Mr. Oneglia is not personally involved in the management of the joint venture; and (4) Mr. Oneglia does not have the authority to unilaterally negotiate and approve the terms of the joint venture arrangement. In addition, the full Board has, in each instance of a proposed joint venture, assured itself that the joint venture is on terms no more favorable to O&G than have been the terms of other joint ventures in which the Company has participated.
The Board also considered the qualitative and quantitative factors pursuant to NYSE Listed Company Manual Section 303A.02, outlined above with respect to Mr. Arkley, and determined that none of these factors impacted Mr. Oneglia’s independence. As a result, the Board concluded that Mr. Oneglia is independent in both fact and appearance.
•Until his retirement in February 2024, Mr. Shah, who is a new director nominee, served as Managing Director and Group Head of the Engineering & Construction Group at BMO Bank. The Board considered the relationship between BMO Bank and the Company including BMO Bank’s role as the Company’s lead lender and administrative agent under its 2020 credit agreement, as well as other transactions including bank debt, leases, treasury transactions, and deposit transactions, The Board considered the fact that Mr. Shah is no longer employed by, or affiliated with, BMO Bank, and that no personal benefit was accrued by Mr. Shah through the transactions between BMO Bank and the Company. The Board also considered the qualitative and quantitative factors outlined above and concluded that Mr. Shah’s former employment relationship with BMO Bank did not impact Mr. Shah’s independence.
Mr. Tutor is an executive officer and employee of the Company, and Mr. Feltenstein is Mr. Tutor’s father-in-law. Accordingly, neither of them serves on standing committees reserved for independent directors.
Communications with the Board
The Board welcomes the submission of any comments or concerns from shareholders, employees and other interested parties. Those who wish to communicate with the Board may submit communications in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342 and marked to the attention of the Board of Directors or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded directly to the appropriate Board committee or specific directors, as well as to the Company’s Compliance Officer, except that the Board has instructed our Corporate Secretary to review correspondence directed to the Board and not to forward certain items that are unrelated to the duties and responsibilities of the Board, such as resumes or business solicitations, or that are otherwise inappropriate.
In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby shareholders, employees and other interested parties may make their concerns known directly and confidentially to the independent directors, the Audit Committee or the Corporate Governance and Nominating Committee. Shareholders and other interested parties can also communicate with the independent directors via e-mail at board@tutorperini.com.
CORPORATE GOVERNANCE

GOVERNANCE HIGHLIGHTS:

Lead Independent Director provides strong independent leadership of our Board

Majority Independent Board - all directors except for Mr. Tutor and Mr. Feltenstein are independent and new director nominee is an independent director

If Proposal 4 is approved at the Annual Meeting, new majority vote standard in future uncontested elections with director resignation policy

Annual election of directors

Ongoing Board refreshment

Shareholder right to call a special meeting

Annual Board and committee self-evaluations

Robust Board and Executive Officer stock ownership guidelines

Active shareholder outreach and engagement

Robust Code of Ethics

“Clawback” policy for incentive compensation awards

Market-standard policies limiting director memberships on other public company boards and committees

Independent Audit, Compensation, and Corporate Governance and Nominating Committees

Annual “say-on-pay” advisory vote

Anti-hedging and anti-pledging policies

In response to shareholder feedback, the Board has submitted Proposal 4 for shareholder approval at the Annual Meeting in order to amend our Articles and By-Laws to adopt a majority voting standard for future uncontested director elections, and has recommended shareholders vote “for” the proposal. If the amendments to our Articles and Bylaws implementing majority voting are approved and become effective, a director resignation policy will also become effective. Under the director resignation policy, if an incumbent director does not receive more “for” than “against” votes, that director will be expected to submit a letter of resignation and within 90 days the Board will act upon the recommendation of the Corporate Governance and Nominating Committee to decide whether to accept or reject the resignation offer. For additional actions taken by the Company to address shareholder feedback related to compensation matters, see section titled “Actions Taken Based on Shareholder and Proxy Advisor Feedback” as part of the Compensation Discussion and Analysis below.

Board Leadership

Mr. Tutor is Chairman of the Board and CEO. The Chairman of the Board and CEO positions are separately designated offices of the Company, as defined in the By-Laws. However, these offices may be held by the same person. Mr. Tutor’s Employment Agreement stipulates that he will serve as the Chairman of the Board of Directors and the Company’s CEO through December 31, 2024, and as Executive Chairman of the Board from January 1, 2025 to December 31, 2026. Mr. Tutor has strategically mentored and developed many of the Company’s top executives in various critical functions, from operations and project management to strategic planning, new project selection and bid preparation, and day-to-day customer relationship management. With a key focus on resolving outstanding litigation, Mr. Tutor has also developed key executives who will continue to play an instrumental role in negotiating the resolution of the Company’s remaining disputes. After Mr. Tutor transitions from CEO to Executive Chairman at the beginning of 2025 and Mr. Smalley is appointed to succeed him as CEO,

Mr. Tutor has agreed to remain with the Company as Executive Chairman for two years. During that time, he will continue to advise Mr. Smalley and other members of management by facilitating introductions and relationships with customers and other stakeholders, supporting major project pursuits, providing input on estimates of large project bids, providing advice for cost monitoring, and assisting with the resolution of any remaining legacy disputes.
Mr. Klein is the Vice Chairman of the Board and Lead Independent Director designated as such by unanimous vote of the independent directors, upon recommendation of the Corporate Governance and Nominating Committee. In his capacity as Lead Independent Director, Mr. Klein has the following duties and authority:
•Chairing any meeting of the non-management directors in executive session;
•Meeting with any director who is not adequately performing his duties as a member of the Board or any committee;
•Serving as a liaison between the Chairman of the Board and the independent directors;
•Facilitating communications between other members of the Board and the Chairman of the Board; however, each director is free to communicate directly with the Chairman of the Board;
•Working with the Chairman of the Board to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and
•Consulting with the Chairman of the Board on matters relating to corporate governance and Board performance.
As Mr. Klein will retire from the Board at the Annual Meeting, the independent directors, upon the recommendation of the Corporate Governance and Nominating Committee, unanimously selected Mr. Lieber to succeed Mr. Klein as Vice Chairman and Lead Independent Director effective following the Annual Meeting and subject to Mr. Lieber’s re-election at the Annual Meeting.

Committees and Meetings of the Board of Directors
During 2023, the Board met six times. During each incumbent director’s term of office in 2023, each director attended at least 75% of the total number of meetings of the Board and the total number of meetings held by each committee on which he or she served during the period, other than Mr. Horodniceanu, who passed away in June 2023. Our non-management directors met in executive session on the same day as each of the six Board meetings in 2023. The members of the Board are encouraged to attend our annual shareholder meetings. All of the directors then serving attended the 2023 Annual Meeting of Shareholders, other than Mr. Horodniceanu.
Our By-Laws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee, and a Compensation Committee. The Board reviews the composition of its standing committees at least annually to identify opportunities to further enhance their effectiveness, as well as to bring fresh perspectives to the committees. Each of the standing committees of our Board has a written charter, which satisfies the requirements of the corporate governance rules issued by the SEC and the NYSE for each respective committee. Each standing committee reviews its charter annually and revises it as appropriate. We maintain copies of the charters of each of the standing committees of our Board in the “Investors” section of our website, under the “Corporate Governance” subsection at http://investors.tutorperini.com/corporate-governance and provide copies in print, without charge, to any shareholder requesting a copy.
The Board’s Role in Risk Oversight
Management is responsible for the Company’s day-to-day risk management activities. The Board is responsible for risk oversight, which includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels, including cybersecurity, data privacy and other risks. The Board also plays an integral role in providing risk oversight on potential related party transactions and transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its committees. The various committees of the Board oversee certain risks including, but not limited to, the following:
•Audit Committee – Regularly reviews the integrity of the Company’s financial reporting process including internal control over financial reporting and discusses with management certain risk exposures, including cybersecurity and other information technology risks, their potential financial impact on the company and its risk mitigation strategies, and receives regular reports from our Chief Information Officer, along with members of senior management, on the identification and status of cybersecurity risks and management.
•Compensation Committee – Regularly reviews the compensation policies and practices throughout the Company to confirm that these plans do not encourage excessive risk-taking.
•Corporate Governance and Nominating Committee – Periodically reviews and assesses the adequacy of the Company’s governance structure, including the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.
The Board meets, at least quarterly, with management to discuss key risks to our operations and our strategy, as well as risk mitigation plans and activities.
Having a Lead Independent Director in place, as discussed above, helps to ensure that the Board is fulfilling its role in risk oversight.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
We have developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors, agents and employees, including our principal executive officer, principal financial officer and principal accounting officer. Tutor Perini’s Corporate Governance Guidelines and our Code of Business Conduct and Ethics are also available in the “Corporate Governance” subsection of our website at http://investors.tutorperini.com/corporate-governance. Interested parties may obtain printed copies of these documents by writing to or calling the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, California 91342; Telephone: (818) 362-8391; e-mail: investor.relations@tutorperini.com. Any amendments to, or waivers of, the Code of Business Conduct and Ethics that apply to our executive officers or directors, including our principal executive officer, principal financial officer and principal accounting officer, will be disclosed on our website within four business days following the date of such amendment or waiver.
Nominations for Director
The Board considers candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our By-Laws, those identified by a search firm retained for such purpose or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The Corporate Governance and Nominating Committee values and considers diversity in skills, experience, gender, age, race, and ethnicity as important factors when identifying its pool of potential director nominees and when evaluating the Board as a group.
A shareholder who wishes to recommend a director candidate to the Corporate Governance and Nominating Committee for the 2025 Annual Meeting of Shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, and follow the requirements for shareholder nominations of directors set forth below under “Shareholder Proposals for 2025 Annual Meeting.”
Such shareholder notice shall provide the information and satisfy the other requirements set forth in the By-Laws.
Audit Committee
The Audit Committee currently consists of Dale Anne Reiss (Chair), Jigisha Desai, Michael R. Klein, Robert C. Lieber and Dennis D. Oklak. As Mr. Klein will no longer serve on the Audit Committee following his retirement from the Board at the Annual Meeting, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, has appointed Mr. Shah to serve on the Audit Committee effective following the Annual Meeting and subject to his election to the Board. The

Board has determined that each member of the Audit Committee is “independent,” and “financially literate,” and is designated an “audit committee financial expert” under applicable NYSE listing standards and SEC rules for audit committee members. The Board has also determined that Mr. Shah is “independent,” and “financially literate” under the same standards and rules. None of the Audit Committee members or Mr. Shah serves on the audit committees of more than two other public companies. The duties of the Audit Committee include, but are not limited to, the following:
•Appointing, compensating, retaining and overseeing the work of the independent auditors;
•Reviewing and evaluating the qualifications, performance and independence of the independent auditors and the lead partner of the independent auditors and presenting the committee’s conclusions to the full Board;
•Meeting with management and the independent auditor, either together or separately, to review and discuss the Company’s annual audited financial statements and quarterly financial statements;
•Reviewing and pre-approving all permissible non-audit services to be performed by the independent auditor, considering whether the performance of such permissible non-audit services is compatible with the auditors’ independence;
•Reviewing and discussing the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls with the independent auditor and management;
•Reviewing and approving all potential transactions with related parties; and

•Establishing and overseeing procedures for handling reports of potential misconduct, including (a) violations of law or the Company’s codes of conduct, or (b) any complaints and the confidential, anonymous submission by employees of the Company of concerns regarding accounting, internal accounting controls, auditing and federal securities law matters.
The Audit Committee has the authority to retain special accounting, legal or other consultants, as deemed necessary. The Audit Committee met 12 times during 2023.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the financial reporting process of the Company on behalf of the Board in accordance with the Audit Committee charter. The Board, in its judgment, has determined that all members of the Audit Committee named below meet the independence and experience requirements of the SEC and the NYSE, and has designated each member of the Audit Committee as an “audit committee financial expert,” as defined by the rules of the SEC.
The Company’s management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal control over financial reporting, as well as disclosure controls and procedures. The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Company’s independent auditors (Deloitte & Touche LLP, or “Deloitte,” an independent registered public accounting firm). The Audit Committee is also responsible for the oversight of the Company’s internal audit function. In fulfilling its oversight responsibilities, the Audit Committee meets with Deloitte, internal audit and management to review accounting, auditing, internal controls and financial reporting matters. Deloitte audits the effectiveness of the Company's internal control over financial reporting and expresses its opinion thereon, in addition to auditing the annual consolidated financial statements and expressing an opinion whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America.
The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services and evaluated whether those pre-approved services that Deloitte provides are consistent with the SEC’s rules and regulations on auditor independence. The Audit Committee has the authority to engage outside legal counsel and others to obtain advice and assistance as deemed necessary.
In connection with the December 31, 2023 audited consolidated financial statements, the Audit Committee:
•Reviewed and discussed with management and Deloitte the Company’s audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;
•Reviewed and discussed with internal audit, management and Deloitte the Company’s internal control over financial reporting, including a review of management’s and Deloitte’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses;
•Reviewed with management and legal counsel any significant legal and regulatory matters that may have had a significant impact on the Company’s financial statements;
•Discussed with Deloitte the matters that are required to be discussed with the Company’s independent auditors by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•Reviewed and considered the written disclosures and the letter regarding the independent auditors’ communications with the Audit Committee concerning independence, which were received from Deloitte, as required by the applicable requirements of the PCAOB, and discussed with Deloitte its independence.
Based on the reviews and discussions above, the Audit Committee recommended to the Board that the audited consolidated financial statements for 2023 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC. The Audit Committee has also appointed Deloitte as the independent auditors of the Company for 2024.
The Audit Committee
Dale Anne Reiss, Chair
Jigisha Desai
Michael R. Klein
Robert C. Lieber
Dennis D. Oklak

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee currently consists of Peter Arkley (Chair), Jigisha Desai, Raymond R. Oneglia and Dale Anne Reiss. The Board, upon the recommendation of the Corporate Governance and Nominating Committee, appointed Ms. Desai as the new Chair of the Corporate Governance and Nominating Committee, effective following the Annual Meeting and subject to her re-election to the Board. The Board has determined that each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE. The duties of the Corporate Governance and Nominating Committee include the following:
•Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;
•Recommending director nominees for each committee of the Board and nominees for Chair of each committee;
•Evaluating the independence of each director and so advising the Board;
•Conducting a review and update, as necessary, of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;
•Overseeing evaluations of the Board and each committee, including an annual self-evaluation of activities and performance; and
•Nominating a Lead Independent Director whose duties include presiding at executive sessions of the non-management directors.
The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties. The Corporate Governance and Nominating Committee met four times during 2023.
Compensation Committee
The Compensation Committee currently consists of Robert C. Lieber (Chair), Michael R. Klein and Dennis D. Oklak. In addition, Michael F. Horodniceanu was a member of the Compensation Committee prior to his death in June 2023. As Mr. Klein will no longer serve on the Compensation Committee following his retirement from the Board at the Annual Meeting, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, has appointed Mr. Shah to serve on the Compensation Committee effective following the Annual Meeting and subject to his election to the Board. The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has also appointed Mr. Oklak as the new Chair of the Compensation Committee, effective following the Annual Meeting and subject to his re-election to the Board.

The Board has determined that each member of the Compensation Committee, as well as Mr. Shah, is “independent” under NYSE requirements applicable to Compensation Committee members, and a “nonemployee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The principal powers and duties of the Compensation Committee as established by the Board are as follows:
•Reviewing and approving the executive compensation programs and policies to assess whether they are consistent with the Company’s goals and objectives;
•Reviewing compensation for non-management directors annually and recommending any changes to the Board;
•Reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of the established goals and objectives for such performance, and recommending to the independent directors the CEO’s compensation based on this evaluation for approval;
•Overseeing the evaluation of other executive officers, and reviewing and approving the compensation of such other executive officers taking into account such factors as it deems appropriate, including, but not limited to, the recommendations of the CEO;

•Reviewing, monitoring and approving or making recommendations to the Board, as appropriate, with respect to the adoption, amendment and termination of the incentive compensation and equity-based plans that are subject to Board approval, overseeing the administration and interpretation of such plans and discharging any duties imposed on the Committee by any of such plans;
•Overseeing administration of the Company’s pension plans, including monitoring of investments, approval of Company contributions, and approval of significant changes to the plan documents; and
•Reviewing and discussing with management the Company’s Compensation Discussion and Analysis and related disclosures required by the SEC rules to be included in the Company’s annual report and proxy statement, and recommending to the Board based on the review and discussions whether the Compensation Discussion and Analysis should be included in the annual report and proxy statement.
The Compensation Committee has the authority to retain consultants to advise the Compensation Committee as it considers necessary. These compensation consultants report exclusively to the Compensation Committee, which has sole discretion to hire and fire the consultants and to approve their fees. The Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) in 2023. During the year, Meridian assisted the Compensation Committee with, among other things, analyzing and recommending the Company’s peer groups; reviewing and designing share-based compensation awards, which have continued to include separate, diverse metrics as compared to the metrics used for short-term incentive compensation; and benchmarking the compensation of certain executive officers and non-management directors. The Compensation Committee considered independence factors under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and NYSE rules and concluded that the engagement of Meridian in 2023 did not give rise to any conflicts of interest.
The Compensation Committee met five times during 2023.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have adopted a written Code of Business Conduct and Ethics for all officers, directors, agents and employees, which addresses potential conflict of interest situations, including related party transactions. Under this Code of Business Conduct and Ethics, any questions involving potential conflict of interest situations are required to be directed to our Corporate Compliance Officer or the Corporate Vice President of Human Resources, and suspected violations are required to be reported to the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential related party transactions involving executive officers or directors and then advising the Board whether such transactions are appropriate, unless otherwise addressed by the full Board.
The transactions described below were reviewed and approved by the Audit Committee or the full Board, as applicable, in accordance with our policies involving potential conflict of interest situations.
Amended Shareholders Agreement
The Amended Shareholders Agreement provides for the following:
•Mr. Tutor will be nominated for election to the Board as long as he serves as the CEO of Tutor Perini. (Under Mr. Tutor’s amended and restated employment agreement dated August 25, 2021, Mr. Tutor will continue to serve on the Board as Executive Chairman through December 31, 2026.)
•Mr. Tutor (as shareholder representative) has the right to designate two nominees for election to the Board for so long as the Tutor Group owns at least 22.5% of the outstanding shares of common stock and one nominee if the Tutor Group owns less than 22.5% but at least 11.25% of the outstanding shares of common stock. Based on the Tutor Group’s current ownership, Mr. Tutor has the right to nominate one person to the Board. Since November 2013, Mr. Tutor elected to exercise this by designating Mr. Feltenstein for nomination and election to the Board.
•The Tutor Group has certain registration rights with respect to the shares of the common stock acquired pursuant to the merger. If we propose to register any securities under the Securities Act of 1933, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the common stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right to decline a request to register shares. Tutor Perini is responsible for paying the expenses of any such registration.

Properties

We lease certain facilities at market lease rates from an entity indirectly owned and controlled by Mr. Tutor. Under these leases we paid $3.9 million and recognized expense of $4.1 million for the year ended December 31, 2023. In addition, on November 4, 2022, the Company purchased property from another entity owned by Mr. Tutor for $4.1 million, which is the amount that Mr. Tutor paid to acquire the property from an unrelated third party shortly before the Company decided that it wanted to own and operate the property. The Company is currently developing the property into an equipment yard that will replace an existing equipment yard currently leased from an entity owned by Mr. Tutor. In connection with the purchase of the property, the lease agreement related to the existing equipment yard was amended so that when the purchased equipment yard is complete, the Company will terminate its existing lease for the current equipment yard at no incremental cost to the Company (and without having to pay rent for the unused, remaining term of the existing lease, which runs through July 2038). Our participation in these lease agreements and the purchase of the property was reviewed and approved by the Audit Committee in accordance with the Audit Committee Charter.
O&G Joint Ventures
Mr. Oneglia is Vice Chairman of the Board of Directors of O&G. The Company occasionally forms construction project joint ventures with O&G, in which O&G may provide equipment, goods or services for the projects on customary trade terms. During the year ended December 31, 2023, we had an active joint venture with O&G for two projects in Los Angeles, California in which the Company’s and O&G’s joint venture interests are 75% and 25%, respectively. No payments for equipment, goods, services, or distributions were made to O&G by the joint venture or the Company during 2023. Our participation in the joint venture was reviewed and approved by the full Board in accordance with the Company’s policies. See “Director Independence” for additional information.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Our Audit Committee has appointed Deloitte, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2024. Although shareholder approval of the appointment of Deloitte is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this appointment. If this proposal is not approved by our shareholders at the 2024 Annual Meeting, our Audit Committee will reconsider their appointment of Deloitte. Deloitte has been our independent registered public accounting firm since 2002. Representatives of Deloitte will be present at the 2024 Annual Meeting of Shareholders, will have the opportunity to make a statement, if they so desire, and will be available to answer appropriate questions.
FEES PAID TO AUDIT FIRM
During the years ended December 31, 2023 and 2022, we retained Deloitte to provide services in the following categories and amounts:

	2023	2022
Audit Fees	$4,808,579	$4,503,247
Audit-Related Fees(1)	62,225	72,420
Tax Fees(2)	110,568	228,928
All Other Fees	—	—
Total Fees	$4,981,372	$4,804,595
____________________________________________________________________________________________________
(1)Audit-related fees were primarily for assurance services that are not required by statute or regulation.
(2)Consists of fees for tax consulting primarily related to qualifications for certain tax benefits.
Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm
The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the United States Internal Revenue Code of 1986, as amended. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval of the services. In those instances, the Audit Committee is required to provide specific pre-approval before engaging our independent registered public accounting firm.
All of the services related to the above fees were pre-approved by the Audit Committee.
The Audit Committee may delegate pre-approval authority to one or more of its members, who are required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2024.

PROPOSAL 3: APPROVAL ON AN ADVISORY (NON-BINDING) BASIS OF THE COMPENSATION PAID TO TUTOR PERINI’S NAMED EXECUTIVE OFFICERS
Section 951 of the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require that the Company seek an advisory (non-binding) vote from its shareholders to approve the compensation of our named executive officers (“NEOs”), as disclosed in the Compensation Discussion and Analysis (“CD&A”) and executive compensation tables of this proxy statement. At our 2023 Annual Meeting of Shareholders, our shareholders voted on an advisory basis to conduct this advisory vote on an annual basis. After consideration of this shareholder vote, we determined to continue to conduct this advisory vote on an annual basis. Accordingly, we expect to conduct the next advisory vote following the Annual Meeting at the 2025 Annual Meeting of Shareholders.
As described in detail in the CD&A, we provide our executives with appropriate incentives to drive the success of our business and enhance shareholder value. We have designed an executive compensation program that is largely performance-based, that encourages executives to further the overall business strategy of the Company, and that aligns our NEOs’ interests with those of our shareholders. We provide compensation that is highly competitive and designed to attract and retain high-quality executives that can deliver successful results.
The vote on this resolution, commonly referred to as the “Say on Pay” resolution, is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with its ongoing evaluation of, and future decisions regarding, changes and improvements to the Company’s executive compensation program.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” APPROVAL OF THE FOLLOWING RESOLUTION:
“RESOLVED, that the shareholders approve the compensation of the Named Executive Officers, as described in the CD&A, tabular disclosures and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”

PROPOSAL 4: APPROVAL OF AMENDMENTS TO THE COMPANY’S ARTICLES OF ORGANIZATION AND BY-LAWS TO ADOPT A MAJORITY VOTING STANDARD FOR UNCONTESTED ELECTIONS OF DIRECTORS

The Board recommends that shareholders approve the proposal to amend our Articles of Organization and our By-Laws to adopt a majority voting standard for uncontested elections of directors.
Current Vote Standard for Electing Directors
Our Company is a Massachusetts corporation. Massachusetts law provides that, unless otherwise specified in a company’s articles of organization or By-Laws, directors are elected by a plurality of the votes cast. Our By-Laws currently include this plurality standard for election of directors by shareholders, which means that a director nominee with the most votes cast in his or her favor is elected, notwithstanding any withhold votes.
Under Massachusetts law, the adoption of a by-law amendment to change the vote standard for director elections must be approved by the company’s shareholders, and shareholders may only adopt such a by-law amendment if the company’s articles of organization authorize shareholders to do so. Our Articles do not currently authorize shareholders to adopt a By-law amendment to adopt a majority voting standard.
Proposed Amendments to Vote Standard for Electing Directors
The Board recognizes that many of our shareholders have expressed their preference for a majority voting standard for uncontested elections of directors, rather than the default plurality voting standard provided under Massachusetts law. The Board has monitored developments in corporate governance as the practices surrounding the majority voting standard have evolved and we have discussed the majority voting standard with certain of our shareholders.
The Board believes it is now in the best interests of the Company and its shareholders to amend our Articles and By-Laws to require that a candidate in an uncontested election for director will be elected as a director only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. In contested elections, the voting standard would continue to be a plurality of votes cast.
An election is uncontested if the number of persons nominated does not exceed the number of director positions to be filled at the meeting.
As noted above, under Massachusetts law, the implementation of a majority voting standard through a by-law amendment is a two-step process. First, a company’s articles of organization must include a provision that allows shareholders to amend the company’s By-Laws in order to implement a majority voting standard. Second, once authorized by the articles of organization, shareholders must approve the related by-law amendments. Accordingly, the proposed amendment to our Articles is an enabling provision that permits, but does not require, the By-Laws to provide for a vote standard other than the default plurality standard, and the proposed amendment to our By-Laws implements the majority voting standard in director elections other than contested elections.
Under the proposed amendments, in an uncontested election of directors, a new nominee who does not receive more votes cast “for” his or her election than votes cast “against” his or her election will not be elected to the Board. Similarly, under the proposed amendments, in an uncontested election, an incumbent director who does not receive more votes cast “for” his or her election than votes cast “against” his or her election will also not be elected to the Board. However, under Massachusetts law, such an incumbent director will “hold over” in office as a director until his or her successor is elected or until there is a decrease in the number of directors. If this proposal is adopted, amendments to the Company’s Corporate Governance Guidelines approved by the Board will become effective immediately after the effectiveness of the amendments to our Articles and By-Laws, under which a “hold over” director will be expected to submit to the Board a letter of resignation, for consideration by the Corporate Governance and Nominating Committee. After consideration, the Committee will recommend to the Board whether to accept or reject the resignation offer. Within 90 days following certification of the election results, the Board will act on the Committee’s recommendation. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the Nominating Committee and any additional information and factors that the Board believes to be relevant.
The proposed amendments to our Articles and By-Laws to implement a majority voting standard in uncontested elections are set forth in Exhibit A to this proxy statement. This summary of the proposed amendments is qualified in its entirety by reference to Exhibit A.

Effectiveness of Amendments
If the amendment of our Articles is approved, the Board plans to restate our Articles to reflect the amendment. The amendment of our Articles will become effective upon the filing and effectiveness of our Restated Articles of Organization with the Secretary of The Commonwealth of Massachusetts, which is currently expected to occur promptly after the conclusion of the Annual Meeting. The amendment of our By-Laws will be effective immediately after the filing and effectiveness of the Restated Articles of Organization. Neither the amendments to our Articles or our By-Laws will be effective with respect to any matters being voted on at this Annual Meeting.
If the proposed amendments to our Articles and By-Laws are approved, then the corresponding changes to our Corporate Governance Guidelines to implement a director resignation policy, as approved by our Board, will also become effective immediately after the amendments to our Articles and By-Laws become effective.
If this proposal is not approved, the proposed amendments to our Articles and By-Laws, as well as the corresponding changes to the Corporate Governance Guidelines, will not be made, and all existing provisions, including the existing plurality vote standard for all elections of directors, will remain in effect.
Vote Required
Under Massachusetts law, the amendment to our Articles requires the affirmative vote of least two-thirds of the Company’s outstanding shares of common stock entitled to vote on the proposal. Because approval of the amendment to our By-Laws requires a lesser voting percentage—the affirmative vote of a majority of the votes cast on the proposal—and the effectiveness of the By-Laws amendment is conditioned upon effectiveness of the Articles amendment, if the required vote to amend the Articles is obtained, the required vote to amend the By-Laws will also be obtained.
Abstentions and broker non-votes will have the effect of a vote “against” this proposal.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” AMENDMENTS TO OUR ARTICLES OF ORGANIZATION AND BY-LAWS TO ADOPT A MAJORITY VOTING STANDARD FOR UNCONTESTED ELECTIONS OF DIRECTORS.

EXECUTIVE OFFICERS
The following table sets forth certain information about individuals who were executive officers of the Company as of December 31, 2023:

Name	Age	Position
Ronald N. Tutor	83	Chairman of the Board and CEO
Ryan J. Soroka	42	Senior Vice President and Chief Financial Officer
Gary G. Smalley	65	President
Ghassan M. Ariqat	66	Executive Vice President, Building and Specialty Contractors Groups
Michael F. Smithson	53	Executive Vice President, Civil Group
For a biographical summary of Mr. Tutor, who is also a director, see section titled “Board of Directors” under Proposal 1.
Ryan J. Soroka has served as Senior Vice President and Chief Financial Officer since November 2023. Previously, he served in various financial management roles of increasing responsibility at Tutor Perini, including as Vice President and Chief Accounting Officer since April 2017, as Vice President of Finance Operations from January 2015 to April 2017, as Vice President and Chief Financial Officer of Frontier-Kemper Constructors, Inc., a subsidiary of the Company, from October 2013 to November 2016, and as Director of Technical Accounting for Tutor Perini from June 2011 to October 2013. Prior to joining the Company, he worked at Deloitte, most recently as Manager, Assurance and Advisory Services. Mr. Soroka holds a Bachelor of Science degree in Business Administration from the University of Southern California and is a Certified Public Accountant (inactive).
Gary G. Smalley has served as President since November 2023 and is expected to assume the role of CEO of Tutor Perini on January 1, 2025. Previously, he was Executive Vice President and Chief Financial Officer of Tutor Perini after joining the Company in September 2015. Prior to that, he held several financial management roles during nearly 24 years with Fluor Corporation (“Fluor”), a multinational engineering and construction firm. With Fluor, he served as Senior Vice President and Controller for seven years, as Group Chief Financial Officer for one of Fluor’s business segments, as Vice President of Internal Audit and in several other financial operations management roles in Australia, Chile, Mexico and the United States. Prior to joining Fluor, he held audit positions with Ernst & Young LLP and J.P. Stevens and Company. Mr. Smalley holds a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill and a Master of Business Administration from Northwestern University. He is a Certified Public Accountant (inactive), Certified Fraud Examiner and a Chartered Global Management Accountant.
Ghassan M. Ariqat has served as Executive Vice President of the Building and Specialty Contractors groups since September 2022. Mr. Ariqat previously served in several executive positions with Tutor Perini since 2008, most recently as Senior Vice President and Project Executive for the California High-Speed Rail project, one of the Company’s largest civil projects. He originally joined the Company’s predecessor, Tutor-Saliba Corporation, in 1987 and successfully managed numerous projects, including public works buildings, institutional buildings and wastewater treatment plants.

Michael F. Smithson has served as Executive Vice President, Civil Group since September 2022. Previously, he served as Executive Vice President of Tutor Perini’s Building and Specialty Contractors groups from May 2021 to September 2022. Prior to that, Mr. Smithson was a Senior Vice President at Skanska USA, a construction and development company, from June 2012 to May 2021, where he was responsible for Skanska’s heavy civil projects located within Los Angeles County and its underground heavy civil projects in the western United States. Prior to Skanska USA, he worked for Kenny Construction, a heavy civil construction and tunneling company in Chicago, from June 2005 to June 2012. Mr. Smithson holds a Bachelor of Science in Geologic Engineering from Purdue University and a Master of Science in Civil Engineering from the University of Illinois at Urbana-Champaign.

Our officers are elected on an annual basis at the Board of Directors’ meeting following the Annual Meeting of Shareholders, to hold such offices until the Board of Directors’ meeting following the next Annual Meeting of Shareholders and until their respective successors have been duly appointed or until their earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY

This section discusses executive compensation for 2023 for our NEOs: Ronald N. Tutor, Ryan J. Soroka, Gary G. Smalley, Ghassan M. Ariqat, Michael F. Smithson and Wendy A. Hallgren. While Ms. Hallgren was no longer serving as an executive officer as of December 31, 2023, she is included as an NEO because her total compensation would have made her one of the three most highly compensated executives, apart from the CEO and any individual serving as Chief Financial Officer during the year (i.e., Mr. Soroka and Mr. Smalley), had she been serving as an executive officer at year-end.

Our core compensation philosophy is based on the concept of pay-for-performance. Accordingly, our executive compensation program is predicated on providing performance-based compensation to our NEOs that can allow them to earn incentive awards if they achieve financial goals that the Compensation Committee and the Board believe are critical to enhancing long-term shareholder value. The following discussion covers our executive compensation practices and the unique factors that play into these practices. We discuss the outcome of the 2023 advisory vote on our executive compensation, our shareholder communication efforts and the progress and improvements we have made on governance and executive compensation over the past several years. Finally, we discuss the process the Compensation Committee followed in deciding how to compensate our NEOs and the various elements of the NEOs’ compensation for 2023.
EXECUTIVE COMPENSATION PROGRAM AND PRACTICES

WHAT WE DO:

Pay-for-Performance Philosophy – We provide the majority of our NEOs’ compensation in the form of performance-based compensation, payment of which is generally tied to our financial performance. We utilize ambitious, but achievable, performance targets to provide our executives strong incentives to meet and exceed our financial performance objectives and maximize long-term shareholder value. As a result, if achieved performance exceeds target performance goals, our NEOs’ incentive payouts may significantly exceed target payout levels. Conversely, if achieved performance does not at least meet target performance goals, our NEOs’ incentive payouts may be significantly less than target payout levels (including no payout if threshold performance goals are not met). See section titled “Compensation Philosophy and Objectives” for further details.

Ongoing Shareholder Communication Program – We maintain an open dialogue with our institutional shareholders to understand their views about our executive compensation program and to communicate the Company’s perspective on our compensation program. See section titled “Shareholder Communication Program” for further details.

Benchmarking – We benchmark NEO compensation against our peer group comprised of publicly traded companies within the engineering and construction industry when evaluating and setting executive compensation.

Double-Trigger Vesting Acceleration of Equity Awards in Connection with a Change in Control – We subject equity awards to double-trigger vesting in connection with a change in control. This means that no outstanding equity awards vest solely in connection with a change in control. Instead, outstanding equity awards vest upon an executive’s involuntary termination (without cause) or resignation for good reason that occurs within a specified period following the date of a change in control.

Stock Ownership Policy – We maintain a stock ownership policy applicable to our NEOs, certain other executives designated by the Compensation Committee and non-management directors, under which the CEO is required to hold stock or equity-based securities valued at six times his base salary, other NEOs and other executive officers designated by the Compensation Committee are required to hold stock and equity-based securities valued at three times their base salary, and non-management directors are required to hold stock and equity-based securities valued at five times the director’s annual cash retainer. Shares owned directly or indirectly, the grant date fair value of vested and unvested stock options (“SOs”), unvested restricted stock units (“RSUs”), cash-settled performance stock units (“CPSUs”) and deferred cash awards (“DCAs”) are counted toward the guidelines. The executives and directors subject to the policy must meet the guidelines within five years of appointment. In the event an executive does not meet the guidelines within five years due to insufficient equity award grants, the individuals must retain at least 75% of net shares of the Company’s stock received as equity-based compensation since becoming subject to the guidelines. As of March 25, 2024, all NEOs, other executives so designated by the Compensation Committee, and non-management directors were in compliance with these policies.

Clawback Policy – We maintain a clawback policy consistent with the requirements of Exchange Act Rule 10D-1 and applicable NYSE Listing Standard 303A.14. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.

Mitigation of Undue Risk – Our compensation program is designed to discourage undue risk-taking by our NEOs through caps on the maximum level of incentive payouts, stock ownership and retention policies, and a clawback policy. Risk identification and mitigation processes established by management and our Board’s oversight of these processes also serve to deter unacceptable risk taking. After considering these policies and processes, we do not believe that our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Independent Compensation Consultant – The Compensation Committee works on an as-needed basis with an independent compensation consultant on director and executive compensation-related matters. This consultant reports directly to the Compensation Committee and provides no other services to the Company.

WHAT WE DON’T DO:

No Dividends Paid on Unvested Equity Awards – We do not pay dividends or dividend equivalents on any unvested equity awards (for both time-based and performance-based awards).

No Change In Control Excise Tax Gross-Ups – We have no agreements or plans in place that would provide Section 280G excise tax gross-ups to any NEO, and we will not enter into any new agreements or plans that would provide such gross-ups.

No Repricing of Underwater Stock Options (without Shareholder Approval) – We will not reduce the exercise price of outstanding options or stock appreciation rights or cancel underwater options or stock appreciation rights in exchange for cash or another award without shareholder approval.

No Hedging, Short Sales or Derivative Transactions in Company Stock – We prohibit all insiders (e.g., non-employee directors, executive officers and other identified employees) from engaging in hedging transactions in the Company’s securities.

2023 Advisory Vote on Executive Compensation
At our 2023 Annual Meeting of Shareholders, less than a majority of the votes cast supported the executive compensation of our NEOs. The Company and the Compensation Committee considered this voting result in assessing whether there was a need for further modification or enhancement of our executive compensation program and related governance policies. While the Company and the Compensation Committee generally believe that our existing executive compensation program properly encourages and rewards the achievement of financial results that promote long-term shareholder value creation, we also believe the significant steps we have taken over the past several years have been responsive to many of the concerns regarding executive compensation that have been expressed by our shareholders. Further details are discussed below.
Shareholder Communication Program
Since 2012, we have conducted an active and ongoing shareholder communication program to maintain an open dialogue with our institutional shareholders to understand their views and concerns regarding our executive compensation program. Our shareholder communication program is also intended to educate our shareholders regarding the Company’s unique evolution, history and position in its industry, and the relative lack of comparability between Tutor Perini and other public companies in our peer groups in terms of its size, industry focus and operations. Our shareholder communication program has included productive discussions regarding certain policy changes the Company has implemented in response to shareholder concerns.
Topics discussed with shareholders over the past several years have included the level of CEO compensation, our compensation disclosures, equity award vesting periods, performance-based vesting metrics and criteria, board and committee composition, share pledging, voting standards for director elections, talent management and succession planning. Most recently, in early 2024, we expanded our outreach efforts by inviting our top 25 institutional shareholders (by share ownership) and two of the leading proxy advisory firms to discuss topics that included a majority voting standard for uncontested director elections; board refreshment opportunities; and, as previously disclosed in a Form 8-K on November 17, 2023, the transition of the role of CEO from Ronald Tutor, the firm’s long-time leader, to the Board’s approved successor, Gary Smalley. When assuming the CEO role, Mr. Smalley will be provided a compensation package that aligns with current peer group benchmarks. As a result of our shareholder communication program, the Company held productive conversations with five of the top shareholders, which represented approximately 20% of our outstanding shares, and one proxy advisory firm. The participants of our shareholder communication team included the Chair of our Compensation Committee, our President, our Chief Financial Officer, and our Vice President of Investor Relations. Shareholders acknowledged the Company’s explanation for the reasons behind the level of Mr. Tutor’s compensation (based on commitments made to him in his past and current employment agreements). Shareholders were encouraged that CEO succession has been addressed and that compensation beginning in 2025 will be commensurate with CEO pay among our peer group companies. Shareholder feedback also focused on the Company’s relative TSR underperformance over the past several years, but expressed optimism about the Company’s recent progress and prospects for the future. Finally, shareholders said they were pleased that the Board was being responsive to previous feedback by proposing a change to a majority voting standard for uncontested director elections, and that the Board is working to make thoughtful changes to the composition of the Board, with the consideration of numerous candidates that have diverse backgrounds and profiles. We intend to continue our outreach efforts, taking into account shareholder feedback on the timing and frequency of such engagements, to facilitate fruitful shareholder discussions regarding the Company’s compensation and governance.

Actions Taken Based on Shareholder and Proxy Advisor Feedback
The following table summarizes various concerns that have been expressed by shareholders over the past several years and how we have addressed those concerns:

Concern		How We Have Been Responsive
1.	Level of total CEO compensation
Our proxy statements include disclosures regarding Mr. Tutor’s significant value to the Company (see section titled “Unique Factors Have Played into our Executive Compensation Decisions and Practices”) to help explain his level of compensation. Based on Mr. Tutor’s performance and value to the Company, the Compensation Committee believes that Mr. Tutor’s total compensation and compensation mix are appropriate and competitive with market practice.
A significant portion of Mr. Tutor’s compensation is tied to Company performance. From 2021 through 2023, Mr. Tutor forfeited a total of approximately $9.4 million of unearned bonus and equity incentives (see section titled “Forfeitures of Unearned Performance-Based Awards”). In addition, Mr. Tutor’s total aggregate realized compensation for the last three years (see section titled “Total Realized Compensation”) was $24.9 million less than his aggregate compensation as required to be reported in the Summary Compensation Table.
The Company is currently in a transition period that will result in a substantive change in its executive compensation, particularly at the CEO level. In November 2023, the Company announced, among other things, that Mr. Smalley was appointed as President and is expected to succeed Mr. Tutor as the Company’s CEO effective January 1, 2025. As CEO, Mr. Smalley will be provided a compensation package that is more closely aligned with other CEOs in our compensation benchmarking peer group. As previously disclosed, upon Mr. Smalley’s anticipated promotion to CEO, (i) his annual base salary will increase from $1.1 million to $1.2 million (ii) his target annual incentive opportunity will increase from 125% to 150% of his annual base salary, and (iii) Mr. Smalley’s target annual long-term incentive opportunity will be set at $4.0 million. This total target compensation opportunity falls below the median of CEOs in our compensation benchmarking peer group.

2.	Previous inclusion of private companies and U.S. subsidiaries of foreign parents in peer group
The Company eliminated the inclusion of private companies and U.S. subsidiaries of foreign parents in our compensation benchmarking and TSR peer groups. The Company’s peer groups only include publicly traded companies within the engineering and construction industry.

Concern		How We Have Been Responsive
3.	Short-term incentive compensation performance metrics
Each year, the Company’s most critical near-term goals are re-assessed and the NEOs’ short-term incentive compensation metrics and performance targets are adjusted to align with those goals, while taking into account shareholder feedback received with respect to such metrics. In 2023, we made changes to near-term goals to place a stronger emphasis on cash generation and debt reduction, in large part due to the Company’s expected debt refinancing. Shareholders have also expressed a strong interest over the past several years in the Company’s efforts to maximize cash generation. Consequently, in 2023, the independent members of the Board and the Compensation Committee adjusted the number, type and weighting of the performance metrics used in the annual incentive compensation program, tying NEOs’ bonus payouts to: (i) operating cash flow (at an 85% weighting) and (ii) individual performance (at a 15% weighting), which included consideration of the individual’s contribution toward the Company’s safety performance (except for Mr. Tutor, whose 15% individual performance weighting was tied to succession planning). Historically, the operating cash flow metric has had a very positive incentivizing effect that has helped the Company achieve strong operating cash flow results that exceeded budgeted consolidated net income in five of the seven years since this metric was implemented (in 2017, 2019, 2020, 2022 and 2023), and record operating cash flow in 2017, 2020, 2022 and 2023.

For 2024, a pre-tax income metric has been added back to the performance criteria for each NEO’s bonus in order to provide management with the appropriate incentive to focus on earnings stability, while still emphasizing the importance of cash generation. The Compensation Committee and independent members of the Board approved weighting for 2024 NEO bonuses to be measured at 65% for operating cash flow, 20% for pre-tax income and 15% for individual performance.

4.	Absence of relative metrics in long‑term incentive compensation program
The Company added a relative performance metric to performance-based long-term incentive awards. All performance-based long-term incentive awards granted from 2017 to 2020 included a relative total shareholder return (“TSR”) performance metric, and half of the performance-based awards granted to the Company’s CEO from 2021 to 2023 included a relative TSR performance metric.

5.	Short (one-year) performance periods for most long-term incentive compensation awards	The Company eliminated the use of one-year performance periods for long-term incentive compensation awards, except in limited circumstances that are subject to approval by the Compensation Committee.
6.	Need for a minimum vesting period for equity awards
The Company implemented an Incentive Compensation Plan that requires vesting periods of greater than one year for performance-based equity awards and at least three years for time‑based restricted stock and RSU awards for NEOs that applies to 95% of shares reserved under the Company’s omnibus incentive plan.

7.	Share pledging	The Company has a policy that limits any share pledging by NEOs and non-management directors to no more than 30% of the shares owned by the pledgor. No NEO or director currently has any pledged shares.
ESTABLISHING EXECUTIVE COMPENSATION
Compensation Philosophy and Objectives
Our executive compensation program is built upon the philosophy of “pay-for-performance” and is intended to:

•Link executive compensation to the execution of our business strategy. The Company’s executive compensation program incentivizes and rewards progress toward the achievement of strategic business goals, including growing backlog and revenue, profitable project execution, and generating strong operating cash from ongoing and future projects and the successful resolution of claims and unapproved change orders. The Company added more than

$6 billion of new awards to its backlog in 2023, and anticipates continued significant backlog growth given the robust pipeline of large prospective project opportunities totaling more than $32 billion that are expected to be bid in 2024 and 2025. In addition, the Company generated record operating cash flow in 2023, surpassing the prior-year record by nearly 50%, and expects continued strong cash generation in 2024 and 2025. With continued strong execution on projects in backlog and improved financial performance, key employees can earn higher performance-based incentive compensation payouts that could be further enhanced in some cases if the Company’s market valuation also improves.
•Provide compensation that is highly competitive. The Company’s executive compensation program provides a highly competitive pay package to attract and retain the most qualified executive talent with the ability to secure, manage and successfully execute profitable projects. Generally, for each NEO, we set total target compensation (i.e., the sum of base salary, target annual incentive compensation and target long-term incentive compensation) that is at or above the median relative to our compensation benchmarking peer group.

There is a strong need to provide highly competitive pay packages for top executives, as competition remains fierce for such talent. The Company and its industry remain at a critical point for attracting and retaining top executives. There is substantial pent-up demand following decades of underinvestment in infrastructure, and given the expected further increase in demand brought about by the Infrastructure Investment and Jobs Act of 2021 (also known as the “Bipartisan Infrastructure Law” or “BIL”), we anticipate an extraordinary period of industry growth and increase in talent need driven by large, complex civil projects over the next decade. Therefore, it is critically important that we maintain an executive compensation program that is competitively attractive and rewarding to our key executives and prospective executives.
•Link a significant portion of pay to performance-based outcomes. The Company’s executive compensation program links a significant portion of each NEO’s compensation to performance-based outcomes. The Compensation Committee believes that compensation paid to executives should be closely aligned with the performance of the Company relative to pre-determined performance targets. As a result, our executive compensation program rewards executives when performance results meet or exceed pre-determined targets. As detailed below in the section titled “Elements of Compensation,” the majority of the aggregate total target compensation of our NEOs for 2023 was performance-based, or at risk, and approximately 59% of our CEO’s 2023 total target compensation was performance-based.
•Align the interests of NEOs with those of our shareholders. The Company’s executive compensation program aligns the interests of our NEOs with those of our shareholders. We achieve this alignment through several means, including granting long-term equity-based compensation that fluctuates in value with share price appreciation and depreciation, as well as requiring our NEOs to maintain a meaningful level of stock ownership.
The Compensation Committee reviews the Company’s compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the Company’s strategic goals or other relevant factors. As detailed earlier in this CD&A, the Compensation Committee has made significant improvements to our executive compensation program over the last several years in response to shareholder feedback and the Company has also worked with the Board to effect certain governance improvements.

Pay Mix
We do not target a specific pay mix for our NEOs. We set base salary, annual incentive and long-term incentive compensation opportunities, and thus, target total compensation annually in light of our evaluation of competitive market factors. Concurrent with that process, we review pay levels for peer company executives, and each executive officer’s performance and experience. This process provides guidelines for establishing an appropriate mix of short-term versus long-term incentive compensation for our executives. For 2023, all of our NEOs’ short-term incentive compensation was performance-based, and more than half of our aggregate long-term incentive compensation to our NEOs in 2023, as well as over the past five years, has been performance-based. The significant percentage of total pay mix that is focused on performance-based compensation helps to align the interests of our executive officers with those of our shareholders.
Unique Factors Have Played into our Executive Compensation Decisions and Practices
Since the 2008 merger of Tutor-Saliba and Perini that created Tutor Perini, our CEO, Mr. Tutor, has been the catalyst behind the Company’s evolution into a vertically integrated and broader geographic player in the market. With strong strategic and operational leadership, Mr. Tutor transformed the Company from a firm primarily involved in lower-margin building work to one that today boasts a broad nationwide footprint with more than 70% of its backlog comprised of higher-margin projects in the heavy civil markets and other select markets.
For over a decade, and as part of his succession planning efforts, Mr. Tutor has strategically mentored and developed many of the Company’s top executives in various critical functions, from operations and project management to strategic planning, new project selection and bid preparation, and day-to-day customer relationship management. With a focus on resolving outstanding litigation, Mr. Tutor has also developed key executives who will continue to play an instrumental role in negotiating the resolution of the Company’s remaining disputes. After Mr. Tutor transitions from CEO to Executive Chairman at the beginning of 2025 and Mr. Smalley is appointed to succeed him as CEO, Mr. Tutor has agreed to remain with the Company as Executive Chairman for two years. During that time, he will continue to advise Mr. Smalley and other members of management by facilitating introductions and relationships with customers and other stakeholders, supporting major project pursuits, providing input on estimates of large project bids, providing advice for cost monitoring, and assisting with the resolution of any remaining legacy disputes.
The Company’s unique legacy and continued advancement have been a pivotal factor in the Board’s consideration of Mr. Tutor’s compensation. Laying the groundwork for the Company’s future and long-term growth and success, Mr. Tutor’s value to the Company has been significant and the Board has set his level of compensation accordingly. All of the above factors have been considered by the Compensation Committee in its determination as to the appropriateness of Mr. Tutor’s compensation.
Use of Peer Groups
The Compensation Committee annually establishes and approves a compensation benchmarking peer group and a relative TSR peer group, each of which are described below.

•Compensation Benchmarking Peer Group. Each year, the Compensation Committee assesses the competitiveness of each NEO’s total target compensation and each component of compensation (i.e., base salary, annual incentive compensation and long-term incentive compensation) against a peer group of companies. For 2023 benchmarking, the Compensation Committee selected peer group companies based on the following criteria: industry, revenue and market capitalization. Based on this selection criteria, the Compensation Committee approved the peer group composed of the following companies (“2023 Compensation Benchmarking Peer Group”), which remains unchanged from the group used for 2022 benchmarking:

2023 Compensation Benchmarking Peer Group
AECOM	Jacobs Solutions, Inc.
APi Group Corporation	KBR, Inc.
Comfort Systems USA, Inc.	MasTec, Inc.
Dycom Industries, Inc.	MYR Group, Inc.
EMCOR Group, Inc.	Primoris Services Corp.
Fluor Corporation	Quanta Services, Inc.
Granite Construction, Inc.	Tetra Tech, Inc.

•Relative TSR Peer Group. In 2023, the Company granted our CEO performance-based equity awards that are earned and paid based on the Company’s TSR relative to a peer group of companies. For this purpose, the Compensation Committee selected peer group companies based on the following criteria: industry, revenue and market capitalization. Based on this selection criteria, the Compensation Committee approved the peer group composed of the following companies (“2023 Relative TSR Peer Group”), which remains unchanged from the group used for 2022 relative TSR assessment:

2023 Relative TSR Peer Group
AECOM	Jacobs Solutions, Inc.
Arcosa, Inc.	MasTec, Inc.
Comfort Systems USA, Inc.	Matrix Service Company
Dycom Industries, Inc.	MYR Group, Inc.
EMCOR Group, Inc.	Quanta Services, Inc.
Fluor Corporation	Valmont Industries, Inc.
Granite Construction, Inc.

The Compensation Committee believes that these 2023 peer groups represent industry-focused groups of companies with which Tutor Perini competes for projects and executive talent. Furthermore, the Compensation Committee believes that these peer groups provide a better representation of the competition that influences the Company’s compensation decisions, as compared to other peer groups selected and used by proxy advisory firms that consider peer companies across a wider spectrum of industries.
In addition to compensation market data derived from the 2023 Compensation Benchmarking Peer Group, the Compensation Committee considered other factors when evaluating NEO compensation, including individual and corporate performance, and the inherent value to the Company that each NEO brings in performing his/her roles and responsibilities.

Elements of Compensation
The primary elements of compensation provided to each NEO are base salary, annual incentive compensation and long-term incentives, each of which is discussed below.
Base Salary
Base salary is a fixed component of our NEOs’ total target compensation. We provide base salaries that are highly competitive to retain our NEOs and to compensate them for their service to the Company. The Compensation Committee sets base salary levels based on a number of considerations including market data derived from the Compensation Benchmarking Peer Group, individual and corporate performance, and the inherent value to the Company of each NEO’s roles and responsibilities.
In connection with Mr. Soroka’s promotion to Senior Vice President and Chief Financial Officer effective November 15, 2023, the Compensation Committee approved a base salary increase from $465,000 to $575,000. In connection with Mr. Smalley’s promotion to President effective November 15, 2023, the Compensation Committee also approved a base salary increase from $1.0 million to $1.1 million. None of our other NEOs received a base salary increase during 2023.
Annual Incentive Compensation
The Compensation Committee believes that offering meaningful performance-based cash compensation provides executives with an incentive to achieve the Company’s strategic goals. To provide appropriate incentives to our current NEOs, generally 40% to 65% of their target annual cash compensation (base salary and target annual incentive compensation) is comprised of an annual incentive opportunity that is paid only if the Company achieves pre-established performance goals set by the Compensation Committee.
2023 Performance Metrics

As discussed earlier, for the 2023 annual incentive compensation program, the independent members of the Board approved the following performance metrics for Mr. Tutor (with respective weightings indicated): operating cash flow (85%), to place a stronger emphasis on cash generation and debt reduction, and succession planning (15%).

For all other NEOs, the Compensation Committee approved the following performance metrics: operating cash flow (85%) and individual performance (15%). These metrics were chosen because:

•Operating cash flow is a critical financial metric to the Company and its shareholders and consistent, strong cash generation can significantly enhance the Company’s share-price valuation; and

•An individual performance metric provides the Compensation Committee with latitude to appropriately reward each NEO based on their specific contributions to the Company’s operating and strategic performance. The individual performance metric also considers each NEO’s contribution toward the Company’s safety performance, and for Mr. Smalley, his contributions towards a successful CEO transition.
Overall, the Company and the Compensation Committee believe that a focus on maximizing these metrics promotes shareholder value creation over the long term and helps us achieve our business plan objectives.
2023 Annual Incentive Target Opportunity and Payout Range

For 2023, the Compensation Committee established a target annual incentive opportunity for each NEO, stated as a percentage of each NEO’s base salary. Mr. Tutor’s employment agreement provides for an annual cash bonus target of 175% of base salary for the remainder of his employment as CEO through 2024, with annual decreases to 135% (for 2025) and 100% (for 2026) during his employment as Executive Chairman. Similarly, Mr. Smalley’s employment agreement provides for an annual cash bonus target of at least 125% of base salary while serving as President, with his 2023 bonus opportunity based on his pro-rated salary for 2023 and his new target bonus percentage. Mr. Soroka’s annual cash bonus target opportunity is 70% of base salary, with his 2023 bonus opportunity based on his pro-rated salary for 2023 and his new target bonus percentage. Mr. Ariqat’s annual cash bonus target opportunity is 100% of base salary, pro-rated for the period from September 1, 2023 to December 31, 2023 subsequent to the period covered by his guaranteed annual bonus. Mr. Smithson’s annual cash bonus target is 100% of base salary. Any earned bonuses are payable only if performance criteria to be established by the Compensation Committee, with the approval of the independent members of the Board, are met.
The following table presents the 2023 threshold, target and maximum incentive compensation opportunities and the payouts associated with each level of achievement. Mr. Ariqat, who was appointed as an executive officer effective on September 30, 2022, received a guaranteed annual bonus payment covering the twelve-month period from September 1, 2022 to August 31, 2023, and, therefore, was eligible to participate in the 2023 annual incentive program with a pro-rated bonus opportunity for the period from September 1, 2023 to December 31, 2023. Ms. Hallgren was paid a $337,500 pro-rata target annual 2023 bonus in March 2024 pursuant to her Transition Services and Separation Agreement dated June 30, 2023 (“Separation Agreement”). Therefore, she was not eligible for incentive compensation in 2023 and is not included in the tables below.

	2023 Annual Incentive Compensation Payout Opportunities
	Threshold	Target	Maximum
Ronald N. Tutor	$1,615,000	$3,325,000	$6,650,000
Ryan J. Soroka (1)	$228,082	$335,415	$503,123
Gary G. Smalley (1)	$860,945	$1,266,096	$1,899,144
Ghassan M. Ariqat (2)	$158,865	$233,333	$350,000
Michael F. Smithson	$612,000	$900,000	$1,350,000
___________________________________________________________________________________________________
(1)The above payout ranges for Mr. Soroka and Mr. Smalley reflect their prorated salary and respective increases to each NEO’s target annual incentive opportunity effective November 15, 2023.
(2)The above payout ranges for Mr. Ariqat reflect the prorated period from September 1, 2023 to December 31, 2023 subsequent to the period covered by his guaranteed annual bonus.
The Compensation Committee also established the annual performance metrics for the 2023 bonus program. The following table presents the 2023 threshold, target and maximum performance goals for each performance metric. The annual incentive for the cash flow from operations metric was only payable to the extent the Company achieved threshold performance goals established by the Compensation Committee at the beginning of the performance period.

	2023 Performance Ranges
(dollars in thousands)	Threshold	Target	Maximum
Cash flow from operations	$160,000	$200,000	$240,000
Individual performance(1)	n.a.	n.a.	n.a.
____________________________________________________________________________________________________
(1)Individual performance is a subjective metric that considered factors such as the NEO’s contributions to overall Company performance; areas of improvement to the Company’s culture and work processes; talent development and succession planning; and safety. For Mr. Tutor, the individual performance rating is based on succession planning.

2023 Annual Incentive Actual Payout

The following table presents the actual performance achievements and payout amounts for our NEOs’ annual incentive compensation for 2023. These annual incentives were earned in 2023 and paid in March 2024.

			2023 Annual Incentive Compensation Payout
Metric	Actual Achievement (dollars in thousands)		Ronald N. Tutor	Ryan J. Soroka	Gary G. Smalley	Ghassan M. Ariqat(2)	Michael F. Smithson
Operating cash flow	$308,471	154.2%	$5,652,500	$427,654	$1,614,272	$297,500	$1,147,500
Individual performance(1)	Various	Various	997,500	50,312	284,872	52,500	75,000
Total Payout			$6,650,000	$477,966	$1,899,144	$350,000	$1,222,500
___________________________________________________________________________________________________
(1)Individual performance is a subjective metric that considered factors such as the NEO’s contributions to overall Company performance; areas of improvement to the Company’s culture and work processes; talent development and succession planning; and safety. For Mr. Tutor, the individual performance rating was based on succession planning. Achievement for NEOs other than Mr. Tutor was determined based on an assessment by the CEO and approved by the Compensation Committee. For Mr. Tutor, achievement was based on an assessment by the Compensation Committee and approved by the independent directors of the Board.
(2)The above payouts for Mr. Ariqat reflect the prorated period from September 1, 2023 to December 31, 2023, subsequent to the period covered by his guaranteed annual bonus.
Long-Term Incentives
Awards of long-term incentives have played a significant role in our executive compensation program. Historically, the Compensation Committee has granted periodic equity awards to certain key executives based upon the Company’s strategic goals, the executive’s performance and retention considerations.
Equity-based awards granted in 2023 included time-based restricted stock units (“RSUs”), cash-settled performance stock units (“CPSUs”), and deferred cash awards (“DCAs”). RSUs automatically convert to shares of the Company’s common stock on a one-for-one basis upon vesting. CPSUs vest upon satisfaction of market or performance conditions and are settled in cash, based on the closing price of the Company’s common stock on the vesting date. DCAs are time-based awards indexed to the Company’s stock price and paid in cash based on the closing price of the Company’s common stock on the vesting date. In the past, the Company has also granted stock options which give the holder the right to purchase shares of the Company’s common stock subsequent to the vesting date at a defined exercise price, which must equal or exceed the fair value of the Company’s common stock on the award date.
2023 Time-Based Equity Awards Granted
In 2023, the Compensation Committee approved the grants of time-based RSUs and DCAs as listed in the below table. The time-based equity awards will vest as described below subject to continued employment through each applicable vesting date. Mr. Smithson and Ms. Hallgren did not receive any time-based equity awards during 2023.

Named Executive Officer	Type	Grant Date	Vesting Date	Number of Units
Ronald N. Tutor	RSU	03/08/2023	(1)	530,188
Ryan J. Soroka	RSU	03/08/2023	(1)	30,000
Gary G. Smalley	DCA	11/15/2023	(1)	124,379
Ghassan M. Ariqat	DCA	01/26/2023	(2)	90,000
___________________________________________________________________________________________________
(1)The awards will vest ratably over three years in one-third annual installments on each anniversary of the grant date.
(2)The awards vest in three equal installments of 30,000 units on each of April 1, 2023, 2024 and 2025.

2023 Performance-Based Equity Awards Granted

In 2023, the Compensation Committee approved the grants of performance-based CPSUs as listed in the below table. Mr. Tutor received CPSUs that vest based on the Company’s relative TSR over a three-year performance period as compared to the Company’s 2023 Relative TSR Peer Group, as well as CPSUs that vest based on the year-over-year growth in the Company’s pre-tax income averaged over the three-year performance period. The average annual growth in pre-tax income is measured from the Company’s preliminary 2023 budgeted pre-tax income of $113.4 million. Mr. Smalley and Ms. Hallgren were granted CPSUs that vest based on the Company’s annualized stock price growth over a three-year performance period ending December 31, 2025 calculated on a year-over-year basis. Mr. Soroka, Mr. Ariqat and Mr. Smithson did not receive any performance-based equity awards during 2023.

				Performance Ranges and Payouts
				Threshold		Target		Maximum
Named Executive Officer	Type	Grant Date	Metric	Achievement Level	Award Payout (Shares)	Achievement Level	Award Payout (Shares)	Achievement Level	Award Payout (Shares)
Ronald N. Tutor	CPSU	3/8/2023	3-Year Relative Total Shareholder Return	25th percentile	132,547	50th percentile	265,094	90th percentile	662,735
Ronald N. Tutor	CPSU	3/8/2023	3-Year Average Growth in Pre-Tax Income	5 percent average annual growth	132,547	8 percent average annual growth	265,094	12 percent average annual growth	530,188
Gary G. Smalley	CPSU	1/1/2023	3-Year Annualized Stock Price Growth	10 percent average annual growth	119,364	15 percent average annual growth	238,727	25 percent average annual growth	477,454
Wendy A. Hallgren(1)	CPSU	1/1/2023	3-Year Annualized Stock Price Growth	10 percent average annual growth	66,313	15 percent average annual growth	132,626	25 percent average annual growth	265,252
________________________________________________________________________________________________
(1)In accordance with the terms of Ms. Hallgren’s Separation Agreement, her outstanding performance-based awards above vested on June 30, 2023 at the target payout levels.
Performance-Based Equity Award Vesting Results and Payouts for 2023
In accordance with our pay-for-performance philosophy, prior year performance-based equity grants were forfeited or paid out below-target for our NEOs. The following table describes the results and payouts of performance-based equity awards that vested in 2023.

Named Executive Officer	Type	Vesting Date	Metric(1)	Target Award (Shares)	Actual Achievement Level	Percent Payout (as a % of Target)	Award Payout (Shares)
Ronald N. Tutor	CPSU	12/31/2023	3-Year Relative Total Shareholder Return	137,993	< 25th percentile	0%	0
Ronald N. Tutor	CPSU	12/31/2023	3-Year Average Growth in Pre-Tax Income	137,993	< 5 percent growth	0%	0
Gary G. Smalley	RSU	11/11/2023	3-Year Relative Total Shareholder Return	45,000	< 30th percentile	0%	0
Gary G. Smalley	SO	11/11/2023	3-Year Relative Total Shareholder Return	45,000	< 30th percentile	0%	0
Gary G. Smalley	CPSU	12/31/2023	3-Year Relative Total Shareholder Return	52,398	< 25th percentile	0%	0
Gary G. Smalley	CPSU	12/31/2023	3-Year Average Growth in Pre-Tax Income	52,398	< 5 percent growth	0%	0
Wendy A. Hallgren	CPSU	6/30/2023	3-Year Relative Total Shareholder Return	9,035	(1)	100%	9,035
Wendy A. Hallgren	CPSU	6/30/2023	3-Year Average Growth in Pre-Tax Income	9,035	(1)	100%	9,035
Wendy A. Hallgren	CPSU	6/30/2023	3-Year Annualized Stock Price Growth	132,626	(1)	100%	132,626
____________________________________________________________________________________________________
(1)In accordance with the terms of Ms. Hallgren’s Separation Agreement, her outstanding performance-based awards immediately vested on June 30, 2023 at their target payout levels.
Retention, Promotion and Performance Bonus Awards
Pursuant to the terms of his employment agreement, Mr. Smithson received a deferred cash bonus payment of $200,000 on May 23, 2023, the second anniversary of his employment date. He will also receive an additional deferred cash bonus of $200,000 on the third anniversary of his employment date (May 23, 2024), contingent upon his continued employment with the Company through this date. Pursuant to a letter agreement Mr. Ariqat entered into with the Company in connection with his appointment as Executive Vice President of the Building and Specialty Contractor Groups, Mr. Ariqat received a guaranteed bonus of $700,000 for the twelve-month period starting September 1, 2022, for which the pro-rata portion of $233,333 relating to 2022 was paid in March 2023. The remaining balance of $466,667 was paid on September 1, 2023. Mr. Ariqat also received a $300,000 annual incentive compensation payment on April 1, 2023, and will receive additional $300,000 payments on each of April 1, 2024 and 2025, contingent upon his continued employment with the Company through each applicable vesting date. He was also paid a discretionary bonus of $650,000 on August 10, 2023 in appreciation of his performance and contributions to the Company.
Perquisites
We provide certain perquisites to our executives because of the demand on time and travel, as well as productivity considerations, required in their leadership and management of multiple business units across dispersed geographic locations. The perquisites offered to our NEOs include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement and relocation-related benefits. The Company also pays annual insurance premiums for Mr. Tutor’s life insurance policy, which includes coverage through April 2031. Additionally, Mr. Tutor is allowed limited personal use of Company aircraft, per the terms of his employment agreement.
Risk Assessment

Each year, management and the Compensation Committee review our employee compensation policies, including the annual incentive compensation we provide to our NEOs in relation to market data for our peer groups, including evaluating the mix of compensation elements, performance metrics and targets, and risk management practices. Based on this review, the Company and the Compensation Committee concluded that our compensation programs are designed to appropriately align compensation with our business strategy and do not encourage behavior that could create material adverse risks to the Company. The review identified several risk mitigating factors, such as capped incentive payouts, clawback provisions and independent Compensation Committee oversight of compensation plans. Additionally, the review identified a clearly articulated philosophy, appropriately identified peer groups, use of competitive market data, and an effective use of cash and strategic equity grants that all contribute to a balanced pay program.
Role of the Compensation Committee and Management in Setting NEO Compensation
To execute the executive compensation strategy, the Compensation Committee works with management and Meridian to determine compensation for the NEOs. The Compensation Committee believes that the CEO is best positioned to evaluate the performance of our other NEOs. The CEO reviews performance of the executive officers and, based on his assessment, makes recommendations to the Compensation Committee for consideration and approval of their base salary levels and the metrics and targets for both annual incentive compensation and long-term incentive equity awards (if any).
The Compensation Committee also reviews the CEO’s performance and, based on its assessment of his performance, makes recommendations regarding CEO compensation to the independent directors of the Board for approval. Additionally, the Compensation Committee reviews available competitive external market data. As part of this process, the Compensation Committee also receives regular independent advice and recommendations on executive compensation matters from Meridian.

The Compensation Committee, at its regularly scheduled March meeting, reviews and approves the annual incentive compensation performance targets, as well as our long-term equity award performance targets for any awards granted at that time to executive officers. The Compensation Committee, also at this time, reviews performance against the plan provisions and associated expense implications of the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation paid for all executive officers, other than the CEO. For the CEO, the Compensation Committee recommends, and the independent members of the Board subsequently approve, his incentive compensation payout. The Compensation Committee may approve cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other special circumstances.
Anti-Hedging Policy
Under our Insider Trading Policy, no insider may sell any securities of the Company that are not owned by such individual at the time of the sale. Furthermore, no insider may buy, sell, or enter into puts, calls, zero-cost dollars, forward sales contracts, other derivative securities, or other hedging or monetization transactions of the Company at any time. Executive officers, non-management directors and certain key employees are included as insiders under this policy. The Company does not maintain a policy that broadly prohibits all employees from engaging in hedging transactions.

FORFEITURES OF UNEARNED PERFORMANCE-BASED AWARDS
The Company’s pay-for performance philosophy is reflected in our annual and long-term incentive programs under which payout levels are directly aligned with achieved performance against predetermined metrics.

For performance years 2021 and 2022, our annual incentive program paid our NEOs less than their respective target payout amounts because achieved performance in those years was below target performance goals set for certain annual performance metrics.

For the performance cycles ending in 2021, 2022 and 2023, Mr. Smalley forfeited a portion of his long-term performance-based equity incentive compensation because the Company achieved performance in those years that was below applicable target performance goals. Despite the later forfeiture of performance-based equity incentive awards, these awards are still reported in the Company’s Summary Compensation Table (“SCT”) in the year of grant at their grant date fair value. Mr. Tutor also forfeited a portion of his long-term performance-based equity incentive compensation for performance cycles ending in 2021 and 2023. Mr. Tutor did not receive any equity awards with a performance cycle ending in 2022. Mr. Soroka, Mr. Ariqat, Mr. Smithson and Ms. Hallgren did not receive any equity awards with performance cycles ending in 2021, 2022 or 2023.

The table below summarizes the dollar value of target annual incentive awards and target long-term performance-based equity incentive compensation that has been forfeited over the past three years. Mr. Soroka and Mr. Ariqat are not shown on the below table as they did not have any performance-based awards that forfeited during the periods presented (after they became NEOs). Mr. Smithson joined the Company on May 23, 2021 and did not have any performance-based awards that vested prior to 2022.

	Forfeitures of Unearned Performance-Based Awards
	Annual Incentive(1)	Long-Term Equity Incentive(2)	Total
Ronald N. Tutor
2023	$—	$5,577,677	$5,577,677
2022	1,330,000	—	1,330,000
2021	1,123,834	1,340,100	2,463,934
Total Forfeited	$2,453,834	$6,917,777	$9,371,611

Gary G. Smalley
2023	$—	$3,494,650	$3,494,650
2022	400,000	1,230,299	1,630,299
2021	330,273	1,093,595	1,423,868
Total Forfeited	$730,273	$5,818,544	$6,548,817

Michael F. Smithson
2023	$60,000	$—	$60,000
2022	166,684	—	166,684
Total Forfeited	$226,684	$—	$226,684

Wendy A. Hallgren
2023	$—	$—	$—
2022	270,000	—	270,000
2021	222,934	—	222,934
Total Forfeited	$492,934	$—	$492,934
___________________________________________________________________________________________________
(1)Represents the unearned portion of target compensation for each performance metric.
(2)Represents the grant date fair value of the unearned portion of long-term performance-based equity incentive awards.

CEO TOTAL REALIZED COMPENSATION COMPARED TO PROXY-REQUIRED DISCLOSURES IN SUMMARY COMPENSATION TABLE
Most of our NEOs’ total realized compensation over the past three years (see section titled “Total Realized Compensation” for a description of the elements included in realized compensation) was significantly lower than their reported compensation in the SCT. For 2023, Mr. Tutor’s total realized compensation was $11.6 million less than his total compensation reported in the SCT. This was primarily due to timing differences (grant dates versus payout dates) associated with certain equity awards.

Mr. Tutor’s aggregate total realized compensation from 2021 to 2023 was $24.9 million less than the aggregate total compensation reported in the SCT for the same three-year period. This was primarily due to forfeitures of certain unearned equity awards and timing differences (grant dates versus payout dates) associated with certain equity awards. The substantial amount of unrealized compensation further reinforces the notion that our executive compensation is aligned with performance relative to high expectations.

The following charts compare Mr. Tutor’s total realized compensation and total compensation reported in the SCT for 2023, as well as on an aggregate basis for the period from 2021 to 2023.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement with management. Based on the aforementioned review and discussion, the Compensation Committee has recommended that the CD&A be included in the Company’s 2024 proxy statement for filing with the SEC.
The Compensation Committee
Robert C. Lieber, Chair
Michael R. Klein
Dennis D. Oklak

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes the total compensation earned by or granted to each of our NEOs for the years ended December 31, 2023, 2022 and 2021.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)(7)
Ronald N. Tutor Chairman and CEO	2023	1,900,000	—	10,666,084	—	6,650,000	—	1,429,243	20,645,327
	2022	1,900,000	—	8,025,255	—	3,990,000	—	961,896	14,877,151
	2021	1,837,502	—	9,557,395	—	2,472,239	—	941,784	14,808,920
Ryan J. Soroka Senior Vice President and Chief Financial Officer	2023	479,173	—	259,800	—	477,966	—	31,485	1,248,424

Gary G. Smalley President	2023	1,012,885	—	3,573,484	—	1,899,144	—	73,166	6,558,679
	2022	1,000,000	—	—	—	900,000	—	69,616	1,969,616
	2021	979,167	—	3,754,841	—	732,227	—	65,470	5,531,705
Ghassan M. Ariqat Executive Vice President, Building and Specialty Contractors Groups	2023	700,000	1,416,667	808,200	—	350,000	—	31,952	3,306,819
	2022	575,641	982,852	—	—	—	—	29,842	1,588,335
Michael F. Smithson Executive Vice President, Civil Group	2023	900,000	200,000	—	—	1,222,500	—	30,950	2,353,450
	2022	816,667	685,068	—	—	375,041	—	24,584	1,901,360
	2021	484,847	614,932	1,548,000	—	—	—	15,232	2,663,011
Wendy A. Hallgren Former Executive Vice President and General Counsel(8)	2023	450,000	—	2,593,313	191,000	—	—	2,249,359	5,483,672
	2022	900,000	—	—	—	607,500	—	35,238	1,542,738
	2021	816,667	—	647,433	—	494,253	—	34,202	1,992,555
___________________________________________________________________________________________________
(1)The Compensation Committee approved an increase to Mr. Soroka’s base salary from $465,000 to $575,000 effective November 15, 2023 when he was appointed as Senior Vice President and Chief Financial Officer. The Compensation Committee approved an increase to Mr. Smalley’s base salary from $1.0 million to $1.1 million effective November 15, 2023 upon his appointment as President. Ms. Hallgren’s base salary for 2023 is the amount earned in 2023 through her June 30, 2023 separation date.
(2)The amounts in column (d) represent the following: for Mr. Ariqat, for 2022, the pro-rata portion of his annual performance bonus of $249,519 related to his previous position with the Company covering the period from January 1, 2022 to August 31, 2022, a $500,000 special performance bonus for exemplary project management related to his previous position with the Company, and the pro-rata portion of a guaranteed bonus payment of $233,333 covering the period from September 1, 2022 to December 31, 2022, for 2023, the remaining pro-rata portion of his guaranteed bonus payment of $466,667, a $300,000 cash bonus paid on April 1, 2023 pursuant to his letter agreement with the Company and a discretionary bonus of $650,000 paid on August 10, 2023 in appreciation for his performance and contribution to the Company; and for Mr. Smithson, for 2021, the payment of a $250,000 signing bonus in 2021 as a result of his joining the Company and the pro-rata portion of a guaranteed bonus payment of $364,932 (75% of his salary for his first year of employment) in 2021, for 2022, the remaining pro-rata portion of his guaranteed bonus payment of $235,068 (paid in March 2023), as well as the payment of aggregate bonuses of $450,000 on May 23, 2022 (the first anniversary of his employment), consisting of a $250,000 signing bonus and a $200,000 deferred cash bonus, and for 2023, the payment of a $200,000 deferred cash bonus on May 23, 2023 (the second anniversary of his employment). Annual incentive payments appear in column (g).
(3)The amounts in column (e) represent the aggregate grant date fair value of time-based RSUs, CPSUs and DCAs granted in each year. The fair value amounts are calculated in accordance with Financial Accounting Standards Board Codification 718, Stock Compensation (“ASC 718”). The basis for the grant date fair value calculations and assumptions used can be found in Note 1(m) and Note 10 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2024. For the performance-based awards granted in 2023, the grant date fair values, assuming the highest level of performance is achieved for all performance metrics, would be $10,330,713 for Mr. Tutor, $3,604,778 for Mr. Smalley and $2,002,653 for Ms. Hallgren. As a result of the accelerated vesting of Ms. Hallgren’s outstanding stock awards in connection with her separation from the Company in 2023, her amount in column (e) for 2023 reflects the total amount of both the grant date fair value of awards granted to Ms. Hallgren in 2023, as well as the incremental fair value resulting from such modification of those same awards. For additional information about Ms.

Hallgren’s stock awards, see section titled “Agreements and Arrangements with NEOs - Wendy A. Hallgren Transition Services and Separation Agreement.”
(4)The amounts in column (f) represent the aggregate grant date fair value of stock options granted in each year. The fair value of these awards is calculated in accordance with ASC 718. The basis for the grant date fair value calculations and assumptions used can be found in Note 1(m) and Note 10 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2024. As a result of the extension of the post-service exercise period of Ms. Hallgren’s outstanding stock option awards in connection with her separation from the Company in 2023, her amount in column (f) for 2023 includes the incremental fair value resulting from such modification of the options. For additional information about Ms. Hallgren’s stock options, see section titled “Agreements and Arrangements with NEOs - Wendy A. Hallgren Transition Services and Separation Agreement.”
(5)The amounts in column (g) represent amounts earned as annual incentive compensation for each year and are paid early in the following year. The performance targets and achievements for 2023 are further discussed in the CD&A under the section titled “Annual Incentive Compensation.”
(6)The amounts in column (i) are detailed in the separate “All Other Compensation” table below.
(7)The amounts in column (j) represent the total of columns (c) through (i).
(8)Ms. Hallgren’s employment as the Company’s Executive Vice President and General Counsel ended effective as of June 30, 2023. For additional information about the terms of Ms. Hallgren’s departure, see section titled “Agreements and Arrangements with NEOs - Wendy A. Hallgren Transition Services and Separation Agreement.”
All Other Compensation
The following table details the components of the “All Other Compensation” column for 2023 in the Summary Compensation Table.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Company Contributions to Defined Contribution Plans ($)(1)	Insurance Premiums ($)(2)	Perquisites ($)(3)	Payments in Connection with Officer’s Termination ($)(4)	Total All Other Compensation ($)(5)
Ronald N. Tutor	—	368,176	1,061,067	—	1,429,243
Ryan J. Soroka	6,750	—	24,735	—	31,485
Gary G. Smalley	6,750	21,544	44,872	—	73,166
Ghassan M. Ariqat	6,750	—	25,202	—	31,952
Michael F. Smithson	6,750	—	24,200	—	30,950
Wendy A. Hallgren	6,750	905	7,204	2,234,500	2,249,359
___________________________________________________________________________________________________
(1)The amounts in column (b) represent amounts contributed by the Company into 401(k) plan accounts. The Company matches 30% of employee contributions up to 10% of the employee’s annual salary, not to exceed $6,750 per employee in 2023.
(2)The amounts in column (c) represent life insurance premiums paid by the Company for benefits that are not available to all salaried employees.
(3)The amounts in column (d) represent the aggregate incremental cost to the Company for personal benefits provided to the NEOs. The total for Mr. Tutor includes $1,028,910 related to the personal use of the Company aircraft and $32,157 for vehicle usage. Mr. Tutor is entitled to 150 hours of flight time per calendar year for personal use of Tutor Perini’s aircraft, as originally negotiated during the merger with Tutor-Saliba and as provided by his employment agreement (with any unused balance being carried forward to subsequent years while employed). The incremental cost of personal use of corporate aircraft is calculated based on the variable operating costs to the Company of any personal flights. The applicable executive bears all personal tax liabilities for such personal flights. The totals for Mr. Soroka, Mr. Smalley, Mr. Ariqat, Mr. Smithson and Ms. Hallgren relate to vehicle usage.
(4)The amount in column (e) represents amounts paid to Ms. Hallgren pursuant to her Separation Agreement. Such amount includes (a) a cash payment of $1,447,000, which amount includes, among other things, the value of her accrued but unused paid time off through her separation date and an amount representing 24 months of health, dental and vision insurance premiums, (b) $450,000 of aggregate consulting fees paid for her services from July 1, 2023 to December 31, 2023, and (c) a $337,500 pro-rata target annual 2023 bonus, which was paid in March 2024. For additional information about Ms. Hallgren’s separation in 2023, see section titled “Agreements and Arrangements with NEOs - Wendy A. Hallgren Transition Services and Separation Agreement.”
(5)The amounts in column (f) represent the totals of columns (b) through (e).

Total Realized Compensation
The table below is not required by SEC rules or regulations, nor should it be considered as a substitute for the preceding SCT and related disclosures. However, we have included this table to provide an understanding of the total compensation realized by our NEOs over the last three years. The table below reports compensation that our NEOs actually received for each year presented as opposed to what they were awarded and could potentially receive. The following are some of the key differences between the two tables:
•The table below does not include equity compensation that was awarded but was subsequently unearned and forfeited due to the failure to achieve performance targets. This is in contrast to the SCT, which includes equity compensation in the year awarded and does not reduce reported compensation for any unearned and forfeited equity awards. The Company believes that the table below better illustrates the impact of the Company’s pay-for-performance philosophy on equity awards when performance targets are not achieved.
•For non-equity incentive plan compensation (i.e., annual incentive (bonus) compensation), the table below reports such incentives in the year the cash is actually received by the NEOs compared to the SCT, which reports these cash incentives in the year considered earned, even though the actual bonus payouts occur months later and in the following year.
•The total compensation reported in the table below and in the SCT differ due to timing differences between when certain elements of compensation are presented in the SCT and when those elements are paid in cash or shares to our NEOs. For example, a share-based performance award measuring TSR over a three-year period would be reported in the SCT at 100% of its grant date fair value in the year granted, whereas the table below would report the award in the year shares were paid, based on achievement of the performance targets and stock price at time of settlement. Since the Company does not typically award equity on an annual basis for all NEOs, but less regularly, the Total Realized Compensation table reports equity awards in a way that more aptly applies the award to the periods paid rather than reporting the entire value of a multi-year award in a single year.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Year	Salary ($)(1)	Bonus ($)(2)	Vested Stock Units ($)(3)	Exercised Stock Options ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total Realized Compensation ($)(7)	Total Compensation as Reported in SCT ($)(8)	Difference Between Realized Compensation and Reported Compensation ($)(9)	Realized Compensation as a Percentage of Reported Compensation
Ronald N.	2023	1,900,000	—	1,709,743	—	3,990,000	1,429,243	9,028,986	20,645,327	(11,616,341)	44%
Tutor	2022	1,900,000	—	667,884	—	2,472,239	961,896	6,002,019	14,877,151	(8,875,132)	40%
	2021	1,837,502	—	3,148,688	—	4,512,323	941,784	10,440,297	14,808,920	(4,368,623)	71%
Ryan J.	2023	479,173	—	684,300	—	181,350	31,485	1,376,308	1,248,424	127,884	110%
Soroka
Gary G.	2023	1,012,885	—	1,156,750	—	900,000	73,166	3,142,801	6,558,679	(3,415,878)	48%
Smalley	2022	1,000,000	—	564,997	—	732,227	69,616	2,366,840	1,969,616	397,224	120%
	2021	979,167	—	628,575	—	1,325,503	65,470	2,998,715	5,531,705	(2,532,990)	54%
Ghassan M.	2023	700,000	1,899,519	185,100	—	—	31,952	2,816,571	3,306,819	(490,248)	85%
Ariqat	2022	575,641	1,256,106	500,000	—	—	29,842	2,361,589	1,588,335	773,254	149%
Michael F.	2023	900,000	435,068	296,500	—	375,041	30,950	2,037,559	2,353,450	(315,891)	87%
Smithson	2022	816,667	814,932	—	—	—	24,584	1,656,183	1,901,360	(245,177)	87%
	2021	484,847	250,000	—	—	—	15,232	750,079	2,663,011	(1,912,932)	28%
Wendy A.	2023	450,000	—	1,166,376	—	607,500	2,249,359	4,473,235	5,483,672	(1,010,437)	82%
Hallgren	2022	900,000	—	1,044,510	—	494,253	35,238	2,474,001	1,542,738	931,263	160%
	2021	816,667	—	—	—	815,694	34,202	1,666,563	1,992,555	(325,992)	84%
___________________________________________________________________________________________________
(1)The amounts in column (c) are the same amounts reported in column (c) of the SCT.
(2)The amounts in column (d) are the same amounts reported in column (d) of the SCT, except for certain bonuses paid to Mr. Ariqat and Mr. Smithson. Mr. Ariqat’s guaranteed bonus payment of $700,000 was paid in 2023, and, thus, was reported in the above schedule in 2023, whereas the SCT reports a pro-rata portion of this bonus of $233,333 in 2022 and the remaining $466,667 in 2023. In addition, the pro-rata portion of Mr. Ariqat’s annual performance bonus of $249,519 relating to his previous position with the Company covering the period from January 1, 2022 to August 31, 2022 was not paid until 2023, and, thus, is reported in the above schedule in 2023, whereas the SCT reports this bonus when earned in 2022. Mr. Ariqat was paid bonuses totaling $756,106 in 2022 that related to 2021 performance, and, thus, are included in the above schedule in 2022 but excluded from the SCT as the amounts were earned in 2021. Lastly, Mr. Smithson’s pro-

rata share of his guaranteed bonus of $235,068 relating to 2022 was not paid until 2023 and, thus, is reported in the above schedule in 2023, whereas the SCT reports the pro-rata portion of this bonus in 2022.
(3)The amounts in column (e) represent the gross value (prior to taxes) realized from vesting RSUs in the applicable year based on the value of the Company’s stock on the date of vesting. The amounts for certain RSUs vesting in 2023 for Mr. Soroka and Mr. Smalley reflect guaranteed minimum payouts at $20 per unit per the terms of their applicable award agreements. The amounts for certain RSUs vesting in 2022 for Mr. Ariqat and Ms. Hallgren reflect guaranteed minimum payouts at $20 per unit per the terms of their applicable award agreements.
(4)The amounts in column (f) would represent the value realized from exercised stock options; no stock options were exercised during the periods presented.
(5)The amounts in column (g) represent the amounts paid to the respective NEO as annual incentives in the year the cash was actually received, which is the year following the performance period.
(6)The amounts in column (h) are the same amounts reported in column (i) of the SCT.
(7)The amounts in column (i) represent the total of columns (c) through (h).
(8)The amounts in column (j) represent the total compensation as reported in the SCT.
(9)The amounts in column (k) represent the difference between columns (i) and (j).
Grants of Plan-Based Awards in 2023

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: # of Shares or Units (#)(4)	All Other Option Awards: Underlying # of Securities Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Tutor			1,615,000	3,325,000	6,650,000	—	—	—	—	—	—	—
	RSU	3/8/2023	—	—	—	—	—	—	530,188	—	—	4,591,428
	CPSU	3/8/2023	—	—	—	132,547	265,094	662,735	—	—	—	3,778,942
	CPSU	3/8/2023	—	—	—	132,547	265,094	530,188	—	—	—	2,295,714
R. Soroka			228,082	335,415	503,123	—	—	—	—	—	—	—
	RSU	3/8/2023	—	—	—	—	—	—	30,000	—	—	259,800
G. Smalley			860,945	1,266,096	1,899,144	—	—	—	—	—	—	—
	CPSU	1/1/2023	—	—	—	119,364	238,727	477,454	—	—		2,573,477
	DCA	11/15/2023	—	—	—	—	—	—	124,379	—	—	1,000,007
G. Ariqat			158,865	233,333	350,000	—	—	—	—	—	—	—
	DCA	1/26/2023	—	—	—	—	—	—	90,000	—	—	808,200
M. Smithson			612,000	900,000	1,350,000	—	—	—	—	—	—	—
W. Hallgren	CPSU	1/1/2023	—	—	—	66,313	132,626	265,252	—	—	—	1,429,708
	CPSU (7)	6/30/2023	—	—	—	—	—	—	132,626	—	—	948,276
	RSU (7)	6/30/2023	—	—	—	—	—	—	12,046	—	—	86,129
	CPSU (7)	6/30/2023	—	—	—	—	—	—	9,035	—	—	64,600
	CPSU (7)	6/30/2023	—	—	—	—	—	—	9,035	—	—	64,600
	SO (7)	6/30/2023	—	—	—	—	—	—	—	50,000	13.00	191,000
___________________________________________________________________________________________________
(1)The types of equity awards that were granted in 2023 are RSUs, CPSUs and DCAs. In addition, this table includes the incremental value of certain previously awarded stock options (“SOs”) in connection with Ms. Hallgren’s termination. RSUs automatically convert to shares of the Company’s common stock on a one-for-one basis upon vesting. CPSUs vest upon satisfaction of market or performance conditions and are settled in cash, based on the closing price of the Company’s common stock on the vesting date. DCAs are time-based awards paid in cash based on the value of the Company’s common stock on the vesting date. Stock options give the holder the right to purchase shares of the Company’s common stock subsequent to the vesting date at a defined price.
(2)Columns (d), (e) and (f) present the potential performance-based annual incentive payouts achieved at threshold, target and maximum. Actual amounts earned for 2023 are reflected in the SCT.
(3)Columns (g), (h) and (i) present the range, if applicable, of estimated future payouts of performance-based equity awards.
(4)Columns (j) and (k) present the time-based equity awards.
(5)The amounts in column (l) represent the exercise price of the nonqualified stock options, which was the closing price of the Company’s common stock on the NYSE on the date of award.
(6)The amounts in column (m) represent the grant date fair value of RSUs, CPSUs and DCAs computed in accordance with ASC 718. Assumptions used in the calculation of these amounts can be found in Note 1(m) and Note 10 of Notes to

Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2024.
(7)Ms. Hallgren’s outstanding equity awards immediately vested on June 30, 2023 upon her separation with the Company and the post-termination exercise periods for her outstanding stock options were extended in accordance with the terms of her Separation Agreement. As a result of these amendments, the modified awards are reported as supplemental grants to Ms. Hallgren during 2023. The amounts reported in column (m) above represent the incremental fair value of each award as of the modification date of June 30, 2023.
Outstanding Equity Awards as of December 31, 2023

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Ronald N. Tutor	142,402	—	—	28.17	03/30/2024	—	—	—	—
	248,199	—	—	24.05	12/22/2024	—	—	—	—
	274,432	—	—	25.70	01/05/2028	—	—	—	—
	—	—	—	—	—	832,697	7,577,543	—	—
	—	—	—	—		—	—	555,525	5,055,278	(4)
Ryan J. Soroka	—	—	—	—	—	50,000	455,000	—	—
Gary G. Smalley	43,096	—	—	17.06	09/01/2025	—	—	—	—
	112,500	—	—	25.95	09/06/2027	—	—	—	—
	42,500	—	—	17.83	11/15/2028	—	—	—	—
	42,500	—	—	17.63	11/15/2029	—	—	—	—
	45,000	—	—	13.85	11/11/2030	—	—	—	—
	—	—	—		—	159,311	1,449,730	—	—
	—	—	—	—	—	—	—	238,727	2,172,416	(4)
Ghassan M. Ariqat	—	—	—	—	—	60,000	546,000	—	—
Michael F. Smithson	—	—	—	—	—	50,000	455,000	—	—
Wendy A. Hallgren	50,000	—	—	13.00	09/19/2029	—	—	—	—
____________________________________________________________________________________________________
(1)The stock options reported in column (c) are time-based awards and those in column (d) are performance-based awards. The amounts in column (d) are shown at the target performance level and will be adjusted for actual performance at the end of the respective performance period.

(2)The RSUs, CPSUs and DCAs reported in columns (g) are time-based awards and those in column (i) are performance-based awards. The amounts included in column (i) are shown at the target performance level, with the exception of 290,431 CPSUs for Mr. Tutor, which are shown at threshold performance level, and will be settled at actual performance at the end of the respective performance period. The RSUs, CPSUs and DCAs in columns (g) and (i) are scheduled to vest in the following years:

Name	Award Type	2024	2025	2026	Total	Vesting Based On
Ronald N. Tutor	RSU	373,981	281,986	176,730	832,697	Time
Ronald N. Tutor	CPSU	157,884	397,641	—	555,525	Performance
Ryan J. Soroka	RSU	20,000	20,000	10,000	50,000	Time
Gary G. Smalley	CPSU	—	238,727	—	238,727	Performance
Gary G. Smalley	RSU	34,932	—	—	34,932	Time
Gary G. Smalley	DCA	41,459	41,460	41,460	124,379	Time
Ghassan M. Ariqat	DCA	30,000	30,000	—	60,000	Time
Michael F. Smithson	RSU	50,000	—	—	50,000	Time
		708,256	1,009,814	228,190	1,946,260
(3)The amounts in columns (h) and (j) are determined by multiplying the number of shares by the closing price ($9.10) of the Company’s common stock on the NYSE on December 29, 2023, the last trading day of the year.
(4)Awards represent CPSUs, which vest upon satisfaction of market or performance conditions and are settled in cash based on the closing price of the Company’s common stock on the vesting date.
2023 Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting ($)(2)
Ronald N. Tutor	—	—	197,251	1,709,743
Ryan J. Soroka	—	—	40,000	684,300
Gary G. Smalley	—	—	79,932	1,156,750
Ghassan M. Ariqat	—	—	30,000	185,100
Michael F. Smithson	—	—	50,000	296,500
Wendy A. Hallgren	—	—	162,742	1,166,376
___________________________________________________________________________________________________
(1)Represents the gross number of shares earned upon vesting of stock awards, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations. The number of shares shown for Mr. Soroka and Mr. Smalley include 30,000 and 45,000 RSUs, respectively, that were settled in cash at the guaranteed minimum payout of $20 per unit. The number of shares for Mr. Ariqat represents 30,000 DCAs vested that were settled in cash.
(2)Reflects the value at the closing price of the common stock on the settlement date, except for the values of 30,000 RSUs held by Mr. Soroka and 45,000 RSUs held by Mr. Smalley, each of which included a guaranteed payout at a minimum per share price of $20.

Agreements and Arrangements with NEOs
The following is a summary of Mr. Tutor’s, Mr. Soroka’s, Mr. Smalley’s, Mr. Ariqat’s and Mr. Smithson’s employment agreement provisions and the terms of Ms. Hallgren’s Transition Services and Separation Agreement.
Ronald N. Tutor Employment Agreement
On August 25, 2021 and effective as of June 1, 2021, the Company entered into an amended and restated employment agreement (the “Amended Agreement”) with Mr. Tutor. The Amended Agreement extended Mr. Tutor’s employment term through December 31, 2026. Mr. Tutor will continue to serve as the Company’s Chairman of the Board and CEO through December 31, 2024, and as Executive Chairman of the Board from January 1, 2025 to December 31, 2026. The Amended Agreement also provides a transition bonus of $1.5 million payable to Mr. Tutor upon a successor CEO of the Company approved by the Board assuming such office, provided that Mr. Tutor has identified for Board consideration and the Board has approved such successor no later than June 1, 2024, and an additional $1.5 million payable one year following the commencement of the successor CEO’s term in office if the independent members of the Board determine that Mr. Tutor successfully mentored and trained the successor. Both transition bonuses are subject to Mr. Tutor’s continued employment with the Company through the applicable payment dates. On November 16, 2023, the Company announced that it plans for Mr. Smalley to succeed Mr. Tutor as CEO effective January 1, 2025. Upon Mr. Smalley assuming office on January 1, 2025, the first $1.5 million transition bonus mentioned above will be paid to Mr. Tutor. In addition, Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for two years after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the Amended Agreement)), he will not solicit for employment any employees of the Company. Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Tutor pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
Ryan J. Soroka Letter Agreement

The Company entered into a letter agreement with Mr. Soroka, effective as of November 15, 2023. The letter agreement provides for certain elements of compensation, including: a $575,000 annual salary; a target annual performance-based bonus opportunity of 70% of his annual base salary; a target long-term incentive award of at least $250,000; severance payments and benefits in the event of termination of his employment under various circumstances; and certain perquisites. The severance benefits payable to Mr. Soroka pursuant to his letter agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
Gary G. Smalley Employment Agreement

The Company entered into an amended and restated employment agreement with Mr. Smalley (the “Amended and Restated Agreement”), effective November 15, 2023, which appointed Mr. Smalley as the President of the Company (and on which date he ceased serving as the Executive Vice President and Chief Financial Officer of the Company). The term of the Amended and Restated Agreement is through December 31, 2024 and is subject to automatic extensions for successive 12-month terms thereafter. The Amended and Restated Agreement provides that, as President, (i) Mr. Smalley’s annual base salary will be $1.1 million, (ii) Mr. Smalley’s target annual incentive opportunity will be 125% of his annual base salary (pro-rated for 2023), and (iii) in 2024, Mr. Smalley’s target annual long-term incentive opportunity will increase to $3.0 million.

Under the terms of the Amended and Restated Agreement, Mr. Smalley is expected to assume the position of CEO beginning January 1, 2025. Upon Mr. Smalley’s anticipated promotion to Chief Executive Officer, (i) Mr. Smalley’s annual base salary will increase to $1.2 million, (ii) Mr. Smalley’s target annual incentive opportunity will increase to 150% of his annual base salary, and (iii) Mr. Smalley’s target annual long-term incentive opportunity will increase to $4.0 million. Additionally, in connection with his appointment, on November 15, 2023, Mr. Smalley received a DCA that will vest in three equal annual installments subject to Mr. Smalley’s continued service through each applicable vesting date. The amount of the DCA will be equal to the value of 124,379 shares of Company common stock on the applicable deferral date and will increase or decrease in value based on the Company’s stock price movement over the vesting period.

The Amended and Restated Agreement also provides additional benefits, including: additional life insurance; severance payments and benefits in the event of termination of his employment under various circumstances; and certain perquisites. In addition, in accordance with the Amended and Restated Agreement, Mr. Smalley has agreed that in the event of the termination of his employment, he will not solicit for employment any employees of the Company. Mr. Smalley has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Smalley pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
Ghassan M. Ariqat Letter Agreement

The Company entered into a letter agreement with Mr. Ariqat effective January 26, 2023 with an initial term through August 31, 2025, subject to automatic extensions for successive 12-month terms thereafter. The letter agreement provides for certain elements of compensation, including: an annual salary; a guaranteed bonus for the first full year of employment under the letter agreement; an annual performance-based bonus opportunity beginning after the guaranteed bonus period; additional cash bonuses subject to Mr. Ariqat’s continued employment through April 1, 2023, 2024 and 2025; share-based awards; severance payments and benefits in the event of termination of his employment under various circumstances; and certain perquisites. The severance benefits payable to Mr. Ariqat pursuant to his letter agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.

Michael F. Smithson Employment Agreement

The Company entered into an employment agreement effective May 23, 2021 with Mr. Smithson for a term of three years. The employment agreement provides for certain elements of compensation, including: an annual salary; signing and guaranteed bonuses; annual performance-based bonus; deferred compensation subject to Mr. Smithson’s continued employment through the first, second and third anniversaries of the agreement; share-based awards; severance payments and benefits in the event of termination of his employment under various circumstances; and certain perquisites. The severance benefits payable to Mr. Smithson pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
Wendy A. Hallgren Transition Services and Separation Agreement
Effective June 30, 2023, Ms. Hallgren ceased to serve as the Company’s Executive Vice President and General Counsel and as an employee of Tutor Perini. Under her Separation Agreement, Ms. Hallgren provided post-employment consulting and transition services to the Company from July 1, 2023 to December 31, 2023, for which she was paid a monthly consulting fee of $75,000 ($450,000 in total). Ms. Hallgren also received a cash payment of $1,447,000, which amount included, among other things, the value of Ms. Hallgren’s accrued but unused paid time off through her separation date and the value of 24 months of health, dental and vision insurance premiums for Ms. Hallgren and her eligible dependents. In addition, Ms. Hallgren received a pro-rata target annual bonus for 2023 of $337,500, which was paid in March 2024. The Separation Agreement also provided for accelerated vesting of all of Ms. Hallgren’s outstanding and unvested equity-based awards as of June 30, 2023, with performance-based awards vesting at target. As a result, Ms. Hallgren vested in 150,696 CPSUs, which were settled in cash at the closing share price of $7.15 on June 30, 2023 (for a total payment of $1,077,476), as well as 12,046 RSUs, which were settled in shares of the Company’s common stock (for a total value of $88,899 as of the settlement date). The Separation Agreement also provided for Ms. Hallgren’s existing, vested stock options to remain outstanding through their original expiration date. The Separation Agreement also included a general release of claims and certain covenants.
Potential Payments Upon Termination or Change in Control
Each NEO (other than Ms. Hallgren, whose actual separation payments and benefits received in connection with termination from the Company are described above under “Agreements and Arrangements with NEOs - Wendy A. Hallgren Transition Services and Separation Agreement”) has an agreement that provides for the payment of specified severance benefits upon the following termination events: death, disability, termination by the Company for cause or by executive without good reason, termination by the Company without cause or by executive with good reason, or in connection with a change in control. All change in control payments and benefits are subject to a “double trigger,” meaning that payments are made only when both of the following occur: (1) a change in control of the Company and (2) a qualifying termination of employment.

Ronald N. Tutor
Certain payments would be payable to Mr. Tutor in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2023:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	—	219,231	9,433,197	—	9,652,428
B.	Disability	—	2,796,459	9,433,197	—	12,229,656
C.	Termination by Employer for Cause or by Executive without Good Reason	—	2,796,459	—	—	2,796,459
D.	Termination by Employer without Cause or by Executive with Good Reason	6,650,000	2,864,397	9,433,197	10,450,000	29,397,594
E.	Change in Control Termination	6,650,000	2,898,366	27,275,743	15,675,000	52,499,109
____________________________________________________________________________________________________
(1)The annual incentive compensation for 2023 performance would be due to Mr. Tutor at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2023, Mr. Tutor was not owed any unearned annual incentive. Subsequent to December 31, 2023, the Compensation Committee approved a $6,650,000 annual incentive compensation bonus for Mr. Tutor for 2023 performance and payment has since been made to him. This amount is shown as payable as of December 31, 2023 under Events D and E above. Should Events D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Tutor at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation, life insurance and health insurance. Termination under all Events would result in payment for accrued vacation (30 days at December 31, 2023, valued at $219,231). Events B, C, D and E would require the continuation of life insurance benefits providing for the payment of $10.0 million in the event of Mr. Tutor’s death through the earlier of April 12, 2031 or his death (total remaining premiums estimated at $2,577,228 at December 31, 2023). Event D would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $67,938 at December 31, 2023 based on then applicable Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums), or payment of an after-tax amount with which Mr. Tutor could obtain comparable coverage. Event E would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 36 months (estimated at $101,907 at December 31, 2023 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Tutor could obtain comparable coverage.
(3)Mr. Tutor had 832,697 RSUs and 845,956 CPSUs (target performance assumed) outstanding at December 31, 2023. The table below represents the value of the outstanding RSUs and CPSUs quantified using the Company’s closing share price of $9.10 on December 29, 2023, the last trading day of the year, assuming the triggering events occurred on December 31, 2023. Under Events A, B and D, CPSUs are paid out at the end of the performance period based on actual performance. As of December 31, 2023, 203,918 of the outstanding CPSU awards were considered likely to vest based on actual performance measured against the performance criteria through that point. The likelihood of vesting for the remainder of the CPSU awards is considered remote as they are not projected to meet the performance criteria. As a result, the value of 203,918 CPSU awards are included in the table below for Events A, B or D. Under Event E, CPSUs are paid out at target performance and Mr. Tutor also receives a cash payment equal to the amount of his future scheduled annual RSU grants, for a total of $12 million at December 31, 2023. Mr. Tutor had no unvested stock options outstanding as of December 31, 2023.

Triggering Event		RSUs ($)	CPSUs ($)	Total ($)
A.	Death	7,577,543	1,855,654	9,433,197
B.	Disability	7,577,543	1,855,654	9,433,197
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	7,577,543	1,855,654	9,433,197
E.	Change in Control Termination	19,577,543	7,698,200	27,275,743
(4)A cash lump sum would be due in the amount of two times the sum of Mr. Tutor’s annual salary and target bonus in the case of Event D; and three times the sum of Mr. Tutor’s annual salary and target bonus in the case of Event E.

Ryan J. Soroka
Certain payments would be payable to Mr. Soroka in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2023:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	—	24,880	455,000	—	479,880
B.	Disability	—	24,880	455,000	—	479,880
C.	Termination by Employer for Cause or by Executive without Good Reason	—	24,880	—	—	24,880
D.	Termination by Employer without Cause or by Executive with Good Reason	477,966	24,880	455,000	1,221,882	2,179,728
E.	Change in Control Termination	477,966	24,880	455,000	1,629,176	2,587,022
___________________________________________________________________________________________________
(1)The annual incentive compensation for 2023 performance would be due to Mr. Soroka at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2023, Mr. Soroka was not owed any unearned bonus. Subsequent to December 31, 2023, the Compensation Committee approved the annual incentive compensation bonus of $477,966 for 2023 and payment has been made to him. This amount has been shown as payable as of December 31, 2023 under Events D and E above. Should Events D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Soroka at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (11 days at December 31, 2023, valued at $24,880).
(3)Mr. Soroka had 50,000 RSUs outstanding at December 31, 2023. The amounts represent the value of the outstanding RSUs quantified using the Company’s closing share price of $9.10 on December 29, 2023, the last trading day of the year, assuming the triggering events occurred on December 31, 2023.
(4)A cash lump sum would be due in the amount of one and one-half times the sum of Mr. Soroka’s annual salary and target bonus in the case of Event D; and two times the sum of Mr. Soroka’s annual salary and target bonus in the case of Event E.

Gary G. Smalley
Certain payments would be payable to Mr. Smalley in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2023:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	1,899,144	54,471	3,622,146	—	5,575,761
B.	Disability	1,899,144	54,471	3,622,146	—	5,575,761
C.	Termination by Employer for Cause or by Executive without Good Reason	—	54,471	—	—	54,471
D.	Termination by Employer without Cause or by Executive with Good Reason	1,899,144	122,409	3,622,146	3,418,471	9,062,170
E.	Change in Control Termination	1,899,144	122,409	3,622,146	4,557,962	10,201,661
___________________________________________________________________________________________________
(1)The annual incentive compensation for 2023 performance would be due to Mr. Smalley at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C. As of December 31, 2023, Mr. Smalley was not owed any unearned bonus. Subsequent to December 31, 2023, the Compensation Committee approved a $1,899,144 annual incentive compensation bonus for Mr. Smalley for 2023 performance and payment has been made to him. This amount is shown as payable as of December 31, 2023 under Events A, B, D and E above. Should Events A, B, D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Smalley at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (13 days at December 31, 2023, valued at $54,471). Events D and E would require continuation of health insurance benefits for Mr. Smalley and his covered dependents for 24 months (estimated at $67,938 at December 31, 2023 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Smalley could obtain comparable coverage.
(3)Mr. Smalley had 34,932 RSUs, 238,727 CPSUs (target performance assumed) and 124,379 DCAs outstanding at December 31, 2023. The table below represents the value of the outstanding RSUs, CPSUs and DCAs quantified using the Company’s closing share price of $9.10 on December 29, 2023, the last trading day of the year, assuming the triggering events occurred on December 31, 2023. Mr. Smalley had no unvested stock options outstanding as of December 31, 2023.

Triggering Event		RSUs ($)	CPSUs ($)	DCAs ($)	Total ($)
A.	Death	317,881	2,172,416	1,131,849	3,622,146
B.	Disability	317,881	2,172,416	1,131,849	3,622,146
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	317,881	2,172,416	1,131,849	3,622,146
E.	Change in Control Termination	317,881	2,172,416	1,131,849	3,622,146
(4)A cash lump sum would be due in the amount of one and one-half times the sum of Mr. Smalley’s annual salary and target bonus in the case of Event D; and two times the sum of Mr. Smalley’s annual salary and target bonus in the case of Event E.

Ghassan M. Ariqat
Certain payments would be payable to Mr. Ariqat in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2023:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	—	39,038	546,000	—	585,038
B.	Disability	—	39,038	546,000	—	585,038
C.	Termination by Employer for Cause or by Executive without Good Reason	—	39,038	—	—	39,038
D.	Termination by Employer without Cause or by Executive with Good Reason	350,000	39,038	546,000	2,100,000	3,035,038
E.	Change in Control Termination	350,000	39,038	546,000	2,800,000	3,735,038
___________________________________________________________________________________________________
(1)The annual incentive compensation for 2023 performance would be due to Mr. Ariqat at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2023, Mr. Ariqat was not owed any unearned bonus. Subsequent to December 31, 2023, the Compensation Committee approved the annual incentive compensation bonus of $350,000 for 2023 and payment has been made to him. This amount has been shown as payable as of December 31, 2023 under Events D and E above. Should Events D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Ariqat at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation. Termination under all Events would result in payment for accrued vacation (15 days at December 31, 2023, valued at $39,038).
(3)Mr. Ariqat had 60,000 DCAs outstanding at December 31, 2023. The amounts represent the value of the outstanding DCAs quantified using the Company’s closing share price of $9.10 on December 29, 2023, the last trading day of the year, assuming the triggering events occurred on December 31, 2023.
(4)A cash lump sum would be due in the amount of one and one-half times the sum of Mr. Ariqat’s annual salary and target bonus in the case of Event D; and two times the sum of Mr. Ariqat’s annual salary and target bonus in the case of Event E.

Michael F. Smithson
Certain payments would be payable to Mr. Smithson in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2023:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	—	27,260	455,000	—	482,260
B.	Disability	—	27,260	455,000	—	482,260
C.	Termination by Employer for Cause or by Executive without Good Reason	—	27,260	—	—	27,260
D.	Termination by Employer without Cause or by Executive with Good Reason	1,222,500	74,045	455,000	2,900,000	4,651,545
E.	Change in Control Termination	1,222,500	74,045	455,000	3,800,000	5,551,545
___________________________________________________________________________________________________
(1)The annual incentive compensation for 2023 performance would be due to Mr. Smithson at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2023, Mr. Smithson was not owed any unearned bonus. Subsequent to December 31, 2023, the Compensation Committee approved the annual incentive compensation bonus of $1,222,500 for 2023 performance and payment has been made to him This amount has been shown as payable as of December 31, 2023 under Events D and E above. Should Events D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Smithson at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (8 days at December 31, 2023, valued at $27,260). Events D and E would require continuation of health insurance benefits for Mr. Smithson and his covered dependents for 18 months (estimated at $46,785 at December 31, 2023 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Smithson could obtain comparable coverage.
(3)Mr. Smithson had 50,000 RSUs outstanding at December 31, 2023. The amounts represent the value of the outstanding RSUs quantified using the Company’s closing share price of $9.10 on December 29, 2023, the last trading day of the year, assuming the triggering events occurred on December 31, 2023.
(4)A cash lump sum would be due in the amount of one and one-half times the sum of his annual salary and target bonus, plus an amount equal to any unpaid deferred compensation ($200,000 as of December 31, 2023) in the case of Event D; and two times the sum of Mr. Smithson’s annual salary and target bonus, plus an amount equal to any unpaid deferred compensation ($200,000 as of December 31, 2023) in the case of Event E.

CEO PAY RATIO DISCLOSURE
The SEC’s rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.
In order to identify the median-compensated employee, we identified our employee population as of December 31, 2023. We selected total compensation paid to our employees from January 1, 2023 to December 31, 2023 (per IRS Form W-2 data for U.S. employees, and total salary and wages earned for non-U.S. employees) as our consistently applied compensation measure. We ranked all employees (other than the CEO) based on this consistently applied compensation measure and identified our median-compensated employee.
The annual total compensation of the median-compensated employee was $52,009. The 2023 total compensation of Mr. Tutor, our CEO, as measured for reporting in the SCT, was $20,645,327. The ratio of the annual total compensation of our CEO to the annual total compensation of the median-compensated employee was 397 to 1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology we used to identify the median-compensated employee.
PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid to our NEOs and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, please refer to the Compensation Discussion and Analysis above.

					Value of Initial Fixed $100 Investment Based on:
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	SCT Total Compensation for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average SCT Total Compensation for Other NEOs ($)(1)	Average Compensation Actually Paid to Other NEOs ($)(2)	Cumulative TSR ($)(3)	Peer Group Cumulative TSR ($)(4)	Net Income (Loss) ($) (in '000s)(5)	Operating Cash Flows ($) (in '000s)(6)
2023	20,645,327	18,808,306	3,790,209	3,432,177	70.76	246.68	(127,597)	308,471
2022	14,877,151	3,156,802	2,098,057	799,889	58.71	206.01	(192,572)	206,971
2021	14,808,920	11,178,721	3,926,577	2,922,122	96.19	180.24	134,150	(148,454)
2020	8,156,049	9,549,387	2,797,146	1,946,058	100.70	120.70	152,337	172,772
___________________________________________________________________________________________________
(1)The dollar amounts reported in column (b) and (d) are the amounts reported for Mr. Tutor and, for the NEOs other than Mr. Tutor as a group, the average of the amounts reported for such individuals as a group, in each case, for each of the corresponding years in the “Total” column of the SCT. Other NEOs for 2023 included Mr. Soroka, Mr. Smalley, Mr. Ariqat, Mr. Smithson and Ms. Hallgren. Other NEOs for 2022 included Mr. Smalley, Mr. Ariqat, Mr. James A. Frost, Ms. Hallgren and Mr. Smithson. Other NEOs for 2021 included Mr. Smalley, Mr. Frost, Ms. Hallgren and Mr. Smithson. Other NEOs for 2020 included Mr. Smalley, Mr. Frost, Ms. Hallgren and Mr. Jean J. Abiassi.
(2)The dollar amounts reported in columns (c) and (e) represent the amount of compensation actually paid (“CAP”) to the CEO and average CAP to all other NEOs, as a group, respectively, in each case as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by these individuals. CAP is calculated for a given fiscal year by adjusting the officer’s total compensation, as reported in the “Total” column of the SCT, for certain amounts related to equity awards as described with respect to 2023 below.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Year	SCT Total ($)	Less: Amounts Reported as "Stock Awards" in the SCT ($)	Less: Amounts Reported as "Option Awards" in the SCT ($)	Add: Year End Fair Value of Outstanding and Unvested Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Add: Fair Value as of Vesting Date for Awards Granted and Vested in the Current Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Less: Fair Value at the End of the Prior Year of Equity Awards that Forfeited in the Current Year ($)	Compensation Actually Paid ($)
CEO
Ronald N. Tutor
2023	20,645,327	(10,666,084)	—	8,305,442	333,481	—	220,498	(30,358)	18,808,306
Aggregate Average Information
Other NEOs
2023	3,790,209	(1,446,959)	(38,200)	864,350	32,529	226,675	6,211	(2,638)	3,432,177

(3)The cumulative TSR for the Company and the Company’s peer group is calculated, assuming a fixed investment of $100 on December 31, 2019 (which represents the last trading day before the earliest fiscal year as reported in the above table).
(4)The peer group used for this purpose is the Dow Jones U.S. Heavy Construction Index.
(5)The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.
(6)The most important financial performance measure used by the Company to link compensation actually paid to the NEOs for 2023 to Company performance (other than TSR, which is already included in the above Pay Versus Performance Table) is operating cash flow, as reported in the Company’s Consolidated Statements of Cash Flows as reported within its audited financial statements under the caption “Net Cash Provided by (Used in) Operating Activities” for each applicable year.

Financial Performance Measures

As described in greater detail in the section titled “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive CAP to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

1.Relative TSR;
2.Operating cash flow;
3.Pre-tax income; and
4.Stock price growth

Analysis of NEO Compensation Actually Paid vs. Cumulative TSR, Net Income (Loss) and Operating Cash Flow

As discussed further in the section titled “Compensation Discussion and Analysis”, the primary elements of compensation for NEOs include base salary, non-equity annual incentive compensation, and long-term equity-based incentives, which can include time-based and performance-based equity awards.

The following graphs show the relationship between the CAP to the CEO and the average CAP to other NEOs and each of the Company’s cumulative TSR, net income (loss), operating cash flow and peer index cumulative TSR for the years ended December 31, 2023, 2022, 2021 and 2020.

Compensation Actually Paid (CAP) and Cumulative TSR
Compensation Actually Paid (CAP) and Net Income (Loss)

Compensation Actually Paid (CAP) and Operating Cash Flow
Company Cumulative TSR and Peer Index Cumulative TSR

DIRECTOR COMPENSATION
Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by the Company’s publicly traded peer group companies, in order to determine whether director compensation is appropriate. The Company’s director compensation is slightly below the peer group median.
Fees for our non-management directors consist of an annual cash retainer fee of $80,000, payable in cash or common stock at each director’s option, plus an annual equity retainer in the amount of $150,000 payable in shares of common stock on the business day following the annual meeting of shareholders. Directors also receive $900 per Board meeting attended in person and $300 per Board meeting attended telephonically. Members of the Audit Committee receive $2,000 per committee meeting attended in person and $500 per committee meeting attended telephonically. The Audit Committee Chair receives an annual retainer of $20,000 and the Compensation Committee Chair receives an annual retainer of $10,000 for services on their respective committees. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per committee meeting attended in person and $300 per committee meeting attended telephonically. The Lead Independent Director also receives an additional annual retainer of $20,000 based on the increased responsibilities associated with this role.

In addition to these fees, an ad hoc Dispute Resolution Advisory Committee was formed in 2019 to consult with management regarding settlement offers and strategies with respect to certain outstanding claims and disputes. The Board approved a $10,000 annual cash retainer for serving as the Chair of this committee and a $900 meeting fee for each meeting attended in person and a $300 meeting fee for attending telephonically. A Special Committee was also formed in 2019 to consider potential strategic transactions, and the Board approved a $25,000 monthly cash fee for serving as the Chair of this committee and a $15,000 monthly meeting fee for attending meetings for each other member of this committee. There were no meetings of the Dispute Resolution Advisory Committee or the Special Committee in 2023.
The table below summarizes the total compensation earned by each of the non-management directors serving in 2023.

(a)	(b)	(c)	(d)
Name	Fees Earned (Paid in Cash or Stock) ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Peter Arkley	88,304	149,996	238,300
Jigisha Desai	98,904	149,996	248,900
Sidney J. Feltenstein	84,204	149,996	234,200
Michael R. Klein (4)	129,204	149,996	279,200
Robert C. Lieber	110,104	149,996	260,100
Dennis D. Oklak	98,304	149,996	248,300
Raymond R. Oneglia	87,804	149,996	237,800
Dale Anne Reiss	119,804	149,996	269,800
Michael F. Horodniceanu (5)	80,604	149,996	230,600
___________________________________________________________________________________________________
(1)The amounts in column (b) represent fees paid for the annual cash retainer, committee Chair retainers, Lead Independent Director retainer and attendance (live or telephonically) at Board and committee meetings, as described above. For Mr. Klein, this includes $10,000 for serving as the Chair of the ad hoc Dispute Resolution Advisory Committee. The following table presents the cash and equity components of the $80,000 annual cash retainer for the directors who elected to receive all or a portion of this retainer in shares of the Company’s common stock:

	Share			Cash Payment ($)	Total ($)
Name	Amounts #	Price ($)	Value ($)
Jigisha Desai	14,134	5.66	79,998	2	80,000
Sidney J. Feltenstein	14,134	5.66	79,998	2	80,000
Michael R. Klein	14,134	5.66	79,998	2	80,000
Robert C. Lieber	14,134	5.66	79,998	2	80,000
Raymond R. Oneglia	7,067	5.66	39,999	40,001	80,000
(2)The amounts in column (c) present the fair value of the shares granted in 2023 based on the fair market value on the date of grant in accordance with ASC 718. The 2023 annual stock grant made to each director was based on the closing price of the Company’s common stock on the NYSE on the date of grant. As of December 31, 2023, none of our non-management directors had any outstanding equity awards.
(3)The amounts in column (d) represent the total of columns (b) and (c).
(4)Mr. Klein announced his retirement effective at the end of his term at the Annual Meeting.
(5)Mr. Horodniceanu passed away on June 22, 2023.
Stock Ownership Guidelines for Non-Management Directors
The Company’s non-management directors are subject to stock ownership guidelines which are intended to align their interests with those of our shareholders. Under the guidelines, our non-management directors must hold ownership of Tutor Perini stock, valued at the price per share paid by them or, for shares issued to them by the Company, the closing price per share on the date of issuance, at a multiple of five times the annual cash retainer ($80,000 as of December 31, 2023). Shares owned directly or indirectly are counted toward the guidelines. Non-management directors have until their fifth anniversary of becoming a director to comply with the guidelines. All of our current non-management directors are in compliance with the stock ownership guidelines.
Director and Officer Indemnification
Our Articles of Organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our By-Laws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance that insures our directors and officers against certain losses and insures us against our obligations to indemnify our directors and officers.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS
The following table sets forth certain information concerning beneficial ownership as of March 25, 2024 of the common stock by each director and nominee, each NEO named in the Summary Compensation Table, all directors and executive officers as a group and all persons we know to hold in excess of 5% of the common stock.
In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. Unless otherwise indicated in the footnotes, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

Name of Beneficial Owner	Amount of Common Stock Beneficially Owned(1)		Percent of Common Stock Beneficially Owned(2)
Named Executive Officers
Ronald N. Tutor	8,047,495	(3)	15.2%
Gary G. Smalley	353,942		*
Wendy A. Hallgren	82,472		*
Ryan J. Soroka	29,148		*
Michael F. Smithson	22,825		*
Ghassan M. Ariqat	11,855		*

Non-Management Directors and Nominees
Raymond R. Oneglia	683,311	(4)	1.3%
Michael R. Klein	390,131		*
Sidney J. Feltenstein	292,677		*
Robert C. Lieber	159,641		*
Peter Arkley	139,657		*
Dennis D. Oklak	91,025		*
Dale Anne Reiss	87,984	(5)	*
Jigisha Desai	60,538		*
Shahrokh Shah	0		*

All Current Directors and Executive Officers as a Group (13 persons)	10,370,229		19.5%

Beneficial Ownership of 5% or More
Ronald N. Tutor	8,047,495	(3)	15.2%
BlackRock, Inc.	5,442,398	(6)	10.4%
Donald Smith & Co., Inc.	3,899,899	(7)	7.5%
___________________________________________________________________________________________________
*Less than 1%.
(1)Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and stock options that are currently exercisable or exercisable within 60 days of March 25, 2024 are deemed to be beneficially owned by the person holding such options. Mr. Tutor, Mr. Smalley, Ms. Hallgren and All Current Directors and Executive Officers as a Group have 665,033; 285,596; 50,000; and 950,629 stock options, respectively, which are currently exercisable or exercisable within 60 days of March 25, 2024.
(2)The percent ownership for each shareholder on March 25, 2024 is calculated by dividing (i) the total number of shares beneficially owned by the shareholder by (ii) 52,284,162 shares (the total number of shares outstanding on March 25, 2024) plus any shares that may be acquired (including upon exercise of stock options or vesting of RSUs) by that person currently or within 60 days after March 25, 2024.
(3)Consists of 3,436,940 shares held by the Tutor Marital Property Trust, 2,412,267 shares held by Ronald N. Tutor Separate Property Trust, 1,533,255 shares held by Ronald N. Tutor 2009 Dynasty Trust and 665,033 stock options exercisable within 60 days of March 25, 2024.
(4)Includes 500,000 shares owned by O&G for which Mr. Oneglia serves as Vice Chairman of the Board of Directors and for which he disclaims beneficial ownership, except to the extent of his pecuniary interest therein, and 500 shares held by the Raymond R. Oneglia Spray Trust.

(5)Includes 37,203 shares held by the Irrevocable Trust for Dale Anne Reiss, and 26,501 shares held by the Dale Anne Reiss Trust U/A 08/08/1990 As Amended.
(6)Based on Schedule 13G/A filed with the SEC on January 24, 2024 by BlackRock, Inc. (“BlackRock”), which indicates that as of December 31, 2023, BlackRock had (i) sole voting power relative to 5,344,644 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 5,442,398 shares and (iv) no shared dispositive power. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(7)Based on Schedule 13G filed with the SEC on February 5, 2024 by Donald Smith & Co., Inc. (“Donald Smith”), on behalf of itself and DSCO Value Fund, L.P. (“DSCO Value Fund”), which indicates that as of December 31, 2023, Donald Smith had (i) sole voting power relative to 3,804,904 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 3,871,194 shares and (iv) no shared dispositive power. The aforementioned Schedule 13G also indicates that as of December 31, 2023, DSCO Value Fund had (i) sole voting power relative to 28,705 shares, (ii) no shared power, (iii) sole dispositive power relative to 28,705 shares and (iv) no shared dispositive power. The address of Donald Smith is 152 West 57th Street, New York, NY 10019.
SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING
Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2025 Annual Meeting of Shareholders must be received by Tutor Perini on or before December 13, 2024 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2025 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from May 22, 2025, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2025 Annual Meeting of Shareholders proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.
Tutor Perini’s By-Laws require that Tutor Perini be given advance written notice of director nominations and other business that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2025 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us no earlier than January 22, 2025, nor later than February 21, 2025. If the 2025 Annual Meeting of Shareholders is scheduled to be held on a day that is more than thirty calendar days before or after May 22, 2025, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini By-Laws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2025 Annual Meeting of Shareholders. If a shareholder fails to provide timely notice of a proposal to be presented at the 2025 Annual Meeting of Shareholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals, including director nominations submitted pursuant to these provisions of the By-Laws, must provide the information set forth in the By-Laws (which includes information required under Rule 14a-19). Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.
Please see “Nominations for Director” for a description of the requirements for submitting a candidate for nomination as a director at the 2025 Annual Meeting of Shareholders.
OTHER MATTERS
The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Tutor Perini files annual, quarterly, and current reports, proxy statements and other information with the SEC.
You may also obtain copies of reports, including our Annual Report on Form 10-K for the year ended December 31, 2023, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 21, 2024 in order to receive them before the Annual Meeting of Shareholders on May 22, 2024.

Exhibit A

Set forth below is the text of the provisions of our Articles of Organization and By-Laws proposed to be amended by Proposal 4. Additions are indicated by underlining and deletions are indicated by strike-through.

Amendment to the Articles of Organization

Article VI of the Company’s Articles of Organization will be amended to add the following at the end thereof:

K. The By-Laws of the corporation may, but are not required to, provide that in a meeting of shareholders other than a contested election meeting (as such term may be defined in the By-Laws), a nominee for election as a director at such meeting shall be elected to the Board of Directors only if the votes cast by the shares entitled to vote in the election “for” such nominee’s election exceed those “against” such nominee’s election (with “abstentions” and “broker non-votes” not counted as a vote “for” or “against” such nominee’s election). In a contested election meeting, directors shall be elected by a plurality of the votes cast by the shares entitled to vote at such contested election meeting.

Amendment to the By-Laws

Section 2.7 of the Company’s By-Laws will be replaced in it its entirety with the following:

2.7 Action by Vote. If a quorum of a voting group exists, favorable action on a matter, other than the election of a director of the corporation ~~member of the Board of Directors~~, is taken by a voting group if the votes cast within the group favoring the action exceed the votes case opposing the action, unless a greater number of affirmative votes is required by law, the Articles of Organization, these By-Laws or, to the extent authorized by law, a resolution of the Board of Directors requiring receipt of a greater affirmative vote of the shareholders, including more separate voting groups. ~~If a quorum of a voting group exists, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election.~~ Other than in a Contested Election Meeting (as defined below), when a quorum is present, a nominee for election as a director of the corporation at such meeting shall be elected to the Board of Directors if the votes cast by the shares entitled to vote in the election “for” such nominee’s election exceed those “against” such nominee’s election (with “abstentions” and “broker-non-votes” not counted as a vote “for” or “against” such nominee’s election). In a Contested Election Meeting, at which a quorum is present, directors of the corporation shall be elected by a plurality of the votes cast by the shares entitled to vote at such Contested Election Meeting. A meeting of the shareholders shall be a “Contested Election Meeting” if the number of nominees for election as directors of the corporation exceeds the number of directors to be elected at such meeting, determined as of the tenth (10th) day preceding the date of the corporation’s first notice to shareholders of such meeting sent pursuant to Section 2.5 of these By-Laws (the “Determination Date”); provided, however, that if, in accordance with Section 3.9 of these By-Laws, the period for shareholders to timely provide notice in writing to the secretary of the corporation of any nominations for election as a director of the corporation at such meeting in accordance with Section 3.9(b) of these By-Laws shall end after the otherwise applicable Determination Date, the Determination Date shall instead be the last day of such period.

S PROXY CARD IS VALID ONLY WHEN SIGNED AND

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V44016-P04953 Nominees: 01) Ronald N. Tutor 02) Peter Arkley 03) Jigisha Desai 04) Sidney J. Feltenstein 05) Robert C. Lieber 06) Dennis D. Oklak 07) Raymond R. Oneglia 08) Dale Anne Reiss 09) Shahrokh ("Rock") Shah 3. Approve the compensation of the Company's named executive officers on an advisory (non-binding) basis. 2. Ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2024. Please indicate if you plan to attend this meeting. 4. Approve amendments to the Company's Amended and Restated Articles of Organization and the Company's Amended and Restated By-Laws to adopt a majority voting standard for uncontested elections of directors. ! ! !1. Election of Directors For All Withhold All For All Except !! ! !! ! !! ! !! TUTOR PERINI CORPORATION To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.The Board of Directors recommends you vote FOR the following: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. TUTOR PERINI CORPORATION 15901 OLDEN STREET SYLMAR, CA 91342 Yes No The Board of Directors recommends you vote FOR proposals 2, 3 and 4. NOTE: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com. Tutor Perini Corporation Attn: Investor Relations Dept. 15901 Olden Street Sylmar, CA 91342 Telephone (818) 362-8391 E-mail: investor.relations@tutorperini.com V44017-P04953 TUTOR PERINI CORPORATION Annual Meeting of Shareholders May 22, 2024 at 11:30 AM Pacific Time 15901 Olden Street, Sylmar, CA 91342 This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) Gary G. Smalley, Anthony C. Fiore and Jorge H. Casado, or any one or more of them, as proxies, each with power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon such other matters as may be properly presented at the meeting, all of the shares of common stock of TUTOR PERINI CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 AM Pacific Time on May 22, 2024 at 15901 Olden Street, Sylmar, California 91342, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted by the proxies in accordance with the Board of Directors' recommendations "FOR" the election of all nominees for election to the Board of Directors in Proposal 1, "FOR" Proposals 2, 3, and 4 and in their discretion for such other matters that may properly come before the meeting and any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the meeting by a reasonable time before this proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. Continued and to be signed on reverse side